                 UNITED STATES SECURITES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


/X/    Filed by the Registrant
/ /    Filed by a Party other than the Registrant

Check the appropriate box:
/ /    Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-12.


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)

            --------------------------------------------------------
       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /    No fee required

/X/    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)   Title of each class of securities to which transaction applies:

                 Common Stock, par value $0.01, of Wisconsin Central Transportation Corporation

         2)   Aggregate number of securities to which transaction applies:

                 46,394,450 shares of Common Stock

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  $17.15 per share. The filing fee was determined based upon the product of (a) 46,394,450 shares of Common Stock and (b) the merger consideration of $17.15 per share. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.


         4)   Proposed maximum aggregate value of transaction: $795,664,817.50



         5)   Total fee paid: $159,132.96


/X/    Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid: __________________________________________

         2)   Form, Schedule or Registration Statement No.: ____________________

         3)   Filing Party: ____________________________________________________

         4)   Date Filed: ______________________________________________________

[WISCONSIN CENTRAL LOGO]


                                OFFICE:                 MAILING ADDRESS:
                                ------------------------------------------------
                                SUITE 9000              P.O. BOX 5062
                                ONE O'HARE CENTRE       ROSEMONT, IL 60017-5062
                                6250 NORTH RIVER ROAD
                                ROSEMONT, IL 60018



                                                               FEBRUARY 26, 2001

Dear Fellow Stockholder:

           You are cordially invited to attend the special meeting of stockholders of Wisconsin Central Transportation Corporation ("Wisconsin Central") to be held on Wednesday, April 4, 2001 at 9:00 a.m., local time, at The Forum, Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018. Your board of directors and management look forward to greeting personally those stockholders able to attend.


           At the special meeting, you will be asked to approve an agreement and plan of merger with Canadian National Railway Company pursuant to which a subsidiary of Canadian National will be merged with and into Wisconsin Central, which will be the surviving corporation and will become an indirect wholly-owned subsidiary of Canadian National.

           If the merger agreement is approved and adopted by Wisconsin Central stockholders and the transactions contemplated by the merger agreement are completed, you will receive $17.15 in cash, without interest, for each outstanding share of Wisconsin Central common stock that you own.

           Your board of directors has unanimously approved the merger agreement. The board determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are advisable and fair to and in the best interests of our stockholders. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

           The accompanying proxy statement provides detailed information concerning the proposed merger, the reasons for your board of directors' recommendation to approve the merger agreement and the transactions contemplated thereby and certain additional information. Please give it your prompt and careful attention.

           IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE AND INSTRUCTIONS ARE PROVIDED ON YOUR ENCLOSED PROXY CARD.

           On behalf of your board of directors, thank you for your cooperation and continued support.

                                       Sincerely,





           /s/ Thomas F. Power, Jr.                      /s/ Robert H. Wheeler

           Thomas F. Power, Jr.                          Robert H. Wheeler
           President and                                 Chairman of the
           Chief Executive Officer                       Board of Directors

[WISCONSIN CENTRAL LOGO]



                                OFFICE:                 MAILING ADDRESS:
                                ------------------------------------------------
                                SUITE 9000              P.O. BOX 5062
                                ONE O'HARE CENTRE       ROSEMONT, IL 60017-5062
                                6250 NORTH RIVER ROAD
                                ROSEMONT, IL 60018

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 OF WISCONSIN CENTRAL TRANSPORTATION CORPORATION

TIME:      9:00 a.m. Central Time

DATE:      April 4, 2001

PLACE:     The Forum
           Hyatt Regency O'Hare
           9300 West Bryn Mawr Avenue
           Rosemont, Illinois 60018


PURPOSE:   To consider and vote upon the following matter:

           Approval and adoption of the Agreement and Plan of Merger, dated as of January 29, 2001, among Wisconsin Central Transportation Corporation ("Wisconsin Central"), Canadian National Railway Company ("Canadian National") and WC Merger Sub, Inc. ("WC Merger Sub"), and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of WC Merger Sub with and into Wisconsin Central, with Wisconsin Central being the surviving corporation of that merger as an indirect, wholly-owned subsidiary of Canadian National.

           Only stockholders of record on February 23, 2001 may vote at the special meeting. Your vote is very important. Whether or not you expect to attend the special meeting, please complete, sign, date and mail your proxy card in the enclosed envelope promptly. You may also vote your shares by calling the toll-free telephone number or using the Internet as described in the instructions included with your proxy card. If you attend the meeting, you may vote in person even if you have previously voted by proxy.

                       By Order of the Board of Directors,


                       THOMAS W. RISSMAN
                       Secretary


February 26, 2001

         YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT IN THE ENCLOSED PREPAID ENVELOPE OR VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED BY PROXY. YOUR PROMPT ATTENTION WILL BE GREATLY APPRECIATED. IF YOU FAIL TO VOTE BY PROXY OR VOTE IN PERSON, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
              Suite 9000, One O'Hare Centre, 6250 North River Road
                            Rosemont, Illinois 60018

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                        SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON APRIL 4, 2001


















Proxy statement dated February 26, 2001 and first mailed to stockholders on or about March 1, 2001.

                                TABLE OF CONTENTS


SUMMARY OF TERMS.........................................................    1

SUMMARY..................................................................    5
     Parties to the Transaction..........................................    5
     The Special Meeting.................................................    6
     The Merger..........................................................    7
     The Merger Agreement................................................    9

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE..........................   15

THE SPECIAL MEETING......................................................   15
     Date, Time and Place................................................   15
     Proposal to be Considered at the Special Meeting....................   15
     Other Matters for Action at Special Meeting.........................   16
     Record Date; Voting Rights; Vote Required for Approval..............   16
     Voting and Revocation of Proxies....................................   16


THE MERGER...............................................................   18
     Background of the Merger............................................   18
     Reasons for the Recommendation of Our Board of Directors...........    21
     Opinion of Goldman Sachs............................................   24
     Interests of Our Executive Officers and Directors in the Merger.....   30
     Material U.S. Federal Income Tax Consequences of the Merger to
      Our Stockholders...................................................   34
     Effective Time of Merger............................................   35
     Payment of Merger Consideration and Surrender of
      Stock Certificates.................................................   36
     Financing of the Merger.............................................   37
     Appraisal Rights....................................................   37
     Regulatory Approvals and Other Consents.............................   41

THE MERGER AGREEMENT.....................................................   44
     General.............................................................   44
     Consideration to be Received by the Stockholders....................   44
     Stock Options.......................................................   44
     Withholding Taxes...................................................   45
     Representations and Warranties......................................   45
     Covenants...........................................................   46
     Employee Benefits...................................................   50
     Special Meeting.....................................................   50
     Access to Information and Integration...............................   50
     Reasonable Best Efforts.............................................   51
     Public Announcements................................................   51
     No Solicitation of Other Offers.....................................   51
     Conditions to the Merger............................................   52
     Termination of the Merger Agreement.................................   54


                                       i

     Termination Fees; Expenses..........................................   57
     Amendment to the Merger Agreement...................................   58

OTHER MATTERS............................................................   58
     Security Ownership of Certain Beneficial Owners and Management......   58
     Expenses of Solicitation............................................   60
     Stockholder Proposals for 2001 Annual Meeting.......................   61
     Information Incorporated by Reference...............................   61
     Available Information...............................................   61


APPENDIX A - Agreement and Plan of Merger
APPENDIX B - Opinion of Goldman, Sachs & Co.
APPENDIX C - Section 262 of the Delaware General Corporation Law

                                SUMMARY OF TERMS

Q:    WHAT IS THE PROPOSED TRANSACTION?

A:    Once the merger agreement is approved and adopted by stockholders of
Wisconsin Central Transportation Corporation ("Wisconsin Central") and the other conditions to the merger have been satisfied, WC Merger Sub, Inc. ("WC Merger Sub"), an indirect wholly-owned subsidiary of Canadian National Railway Company ("Canadian National"), will merge with and into Wisconsin Central. Wisconsin Central will be the surviving corporation in the merger and will become an indirect wholly-owned subsidiary of Canadian National.

Q:    WHAT WILL I BE ENTITLED TO RECEIVE IN THE MERGER?

A:    If and when the merger is completed, each of your shares of Wisconsin
Central common stock will be converted into the right to receive $17.15 in cash, without interest.

Q:    WHAT DOES OUR BOARD OF DIRECTORS RECOMMEND?

A:    Our board of directors unanimously recommends that you vote "FOR"
approval and adoption of the merger agreement. Our board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of our stockholders. For a discussion of the background of the merger and the material factors considered by our board of directors in reaching their conclusions, see "THE MERGER -Background of the Merger" and "THE MERGER- Reasons for the Recommendation of Our Board of Directors."

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:    We are working towards completing the merger as soon as possible. For the merger to occur, it must be approved by a majority of our stockholders, we must obtain governmental and other third party approvals, including the approval of the Surface Transportation Board ("STB"), and the other conditions to the merger must be satisfied or waived. Because the amount of time required to obtain approval from the STB is uncertain, we are unable to state with any certainty when the merger will be completed. We anticipate completing the merger in the fall of 2001, but it could take significantly longer. We have the right to terminate the merger agreement if the merger is not completed by July 31, 2002. See "THE MERGER - Background of the Merger," "THE MERGER - Regulatory Approvals and Other Consents" and "THE MERGER AGREEMENT - Termination of the Merger Agreement."

Q:    WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER
AGREEMENT?

A:    The affirmative vote of the holders of a majority of all outstanding shares of common stock of Wisconsin Central is required to approve and adopt the merger agreement. Failure to vote will have the same effect as a vote "against" the merger agreement. See "THE SPECIAL MEETING - Record Date; Voting Rights; Vote Required for Approval."

Q:         WHAT SHOULD I DO NOW? HOW DO I VOTE?

A:         After you have read and considered carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope or vote your shares by telephone or the Internet as soon as possible so that your shares may be represented at the special meeting. See "THE SPECIAL MEETING - Voting and Revocation of Proxies."

Q:         WHAT HAPPENS IF I DO NOT VOTE OR IF I ABSTAIN FROM VOTING?

A:         It will have the same effect as a vote against approval of the merger.

Q:         IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER
VOTE MY SHARES FOR ME?

A:         Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and mail the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "THE SPECIAL MEETING - Voting and Revocation of Proxies."

Q:         HOW DO I VOTE BY TELEPHONE OR OVER THE INTERNET?

A:         Telephone and Internet voting are available as follows:

           - by telephone, call toll-free on a touchtone telephone, 1-877-PRX-VOTE (1-877-779-8683). Telephone voting will be available until 12:00 midnight, Eastern
                      Time, on April 3, 2001; or

           -          by Internet, visit the website
                      http://www.eproxyvote.com/wclx, which will be available until 12:00 midnight, Eastern Time, on April 3,
                      2001.


           When you vote by telephone or over the Internet, simply follow the instructions provided. You will need to provide your personal identification number from your proxy card in order to vote by either of these methods. If your shares are held in the name of a bank or broker, follow the voting instructions you receive on your proxy card. Telephone and Internet voting is offered to stockholders owning shares through most banks and brokers.

Q:         SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A:         No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Canadian National's paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY

CARDS. See"THE MERGER - Payment of Merger Consideration and Surrender of Stock Certificates."

Q:         DO I HAVE APPRAISAL RIGHTS?

A:         In accordance with the United States Supreme Court decision in
SCHWABACHER V. UNITED STATES, 334 U.S. 182 (1948), Wisconsin Central stockholders who object to the merger will not have any appraisal rights under state law unless the STB or a court of competent jurisdiction determines that state law appraisal rights are available to holders of the common stock. If the STB or a court of competent jurisdiction determines that state law appraisal rights are available, stockholders may elect to pursue the appraisal rights provided for under Delaware law. In order to qualify for these rights, you must comply with the procedures of Delaware law and not vote in favor of the merger. For further information, see "THE MERGER - Appraisal Rights" and Appendix C to this proxy statement.

Q:         WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:         The receipt of cash in exchange for common stock pursuant to the merger will constitute a taxable transaction for U.S. federal income tax purposes. A stockholder will recognize a gain or loss as a result of the merger equal to the difference, if any, between $17.15 per share and such stockholder's adjusted tax basis in such share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review the tax considerations of the merger in greater detail, see "The Merger - Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders."

Q:         CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

A:         Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

           - Deliver to our corporate secretary at our corporate offices at Suite 9000, One O'Hare Centre, 6250 North River Road, Rosemont, Illinois 60018, a later dated, signed proxy card or a written revocation of your proxy or vote again by telephone or over the Internet, in each case, on or before the last business day prior to the special meeting.

           - Deliver a later dated, signed proxy card or a written revocation to us at the special meeting.

           - Attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting.

           - If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

           For additional information regarding the procedure for delivering your proxy, see "THE SPECIAL MEETING--Voting and Revocation of Proxies."

Q:         WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A:         If you have more questions about the merger, you should contact our proxy solicitation agent:

           D.F. King & Co., Inc.
           77 Water Street
           New York, New York  10005-4495
           Telephone: (212) 269 - 5550
           Call Toll-Free (800) 549-6650

                                     SUMMARY

           THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE, THE APPENDICES AND THE ADDITIONAL DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT. "WE" AND "OUR" AS USED IN THIS PROXY STATEMENT REFER TO WISCONSIN CENTRAL TRANSPORTATION CORPORATION AND, IF APPLICABLE, ITS SUBSIDIARIES.

                           PARTIES TO THE TRANSACTION

-          WISCONSIN CENTRAL TRANSPORTATION CORPORATION
           One O'Hare Centre, Suite 9000
           6250 North River Road
           Rosemont, IL  60018
           (847) 318-4600

           Wisconsin Central, incorporated under the laws of the State of Delaware in 1987, is a holding company which operates a regional North American rail system in Wisconsin, the Upper Peninsula of Michigan, northeastern Illinois, eastern Minnesota, and Ontario. It also owns minority interests in, and participates in the management of, rail operations in the United Kingdom and Australia, and ferry and rail operations in New Zealand. Wisconsin Central conducts its business through its wholly-owned subsidiaries Wisconsin Central Ltd., Fox Valley & Western Ltd., WCL Railcars Inc., Sault Ste. Marie Bridge Company, Wisconsin Central International Inc., WC Canada Holdings, Inc., Algoma Central Railway Inc. and Wisconsin Chicago Link Ltd.

-          CANADIAN NATIONAL RAILWAY COMPANY
           935 de la Gauchetiere Street West
           Montreal, Quebec H3B 2M9
           (514) 399-5430

           Canadian National, a Canadian corporation, directly and through its subsidiaries, is engaged primarily in the rail transportation business. Canadian National provides rail services that span Canada and mid-America, from the Atlantic and Pacific oceans to the Gulf of Mexico, serving the Canadian ports of Vancouver, Prince Rupert, Montreal and Halifax and Gulf of Mexico ports in New Orleans, Louisiana and Mobile, Alabama, and the key cities of Vancouver, Edmonton, Calgary, Winnipeg, Montreal, Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis and Jackson, Mississippi, with connections to all points in North America. Canadian National's revenues are derived from the movement of a diversified and balanced portfolio of goods.

-          WC MERGER SUB, INC.
           935 de la Gauchetiere Street West
           Montreal, Quebec H3B 2M9
           (514) 399-5430

           WC Merger Sub is a Delaware corporation and an indirect wholly-owned subsidiary of Canadian National that was formed solely for the purpose of effecting the transactions contemplated by the merger agreement and it has not engaged in any business except in furtherance of such purpose.


                               THE SPECIAL MEETING

TIME:                9:00 a.m. Central Time

DATE:                April 4, 2001

PLACE:               The Forum
                     Hyatt Regency O'Hare
                     9300 West Bryn Mawr Avenue
                     Rosemont, Illinois 60018




MATTERS TO BE CONSIDERED

           At the special meeting, stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 29, 2001, among Wisconsin Central, Canadian National and WC Merger Sub and the transactions contemplated thereby, including the merger. For additional information regarding the matters to be considered at the special meeting, see "THE SPECIAL MEETING - Proposal to be Considered at the Special Meeting."

RECORD DATE FOR VOTING

           Only holders of record of shares of Wisconsin Central common stock at the close of business on Febraury 23, 2001 are entitled to notice of and to vote at the special meeting. On that date, there were approximately 1,959 holders of record of our common stock, and there were 46,394,450 shares of our common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. For additional information regarding the record date for voting, see "THE SPECIAL MEETING - Record Date; Voting Rights; Vote Required for Approval."

PROCEDURES RELATING TO YOUR VOTE AT THE SPECIAL MEETING

- The presence, in person or by proxy, of the holders of a majority of all outstanding shares of Wisconsin Central common stock as of the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum.

- Delaware law requires approval and adoption of the merger agreement by not less than a majority of all outstanding shares of Wisconsin Central common stock entitled to vote.

           Abstentions and broker non-votes will have the effect of a vote "AGAINST" the approval and adoption of the merger agreement.

- You should complete, date and sign your proxy card and mail it in the enclosed return envelope, or vote by telephone or the Internet, as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted "FOR" the approval and adoption of the merger agreement and in management's discretion with respect to any other matters as may properly come before the meeting.

- If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

- You can revoke your proxy and change your vote in any of the following ways:

           - Deliver to our corporate secretary at our corporate offices at Suite 9000, One O'Hare Centre, 6250 North River Road, Rosemont, Illinois 60018, a later dated, signed proxy card or a written revocation of your proxy or vote again by telephone or over the Internet, in each case, on or before the last business day prior to the special meeting.

           - Deliver a later dated, signed proxy card or a written revocation to us at the special meeting.

           - Attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting.

           - If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

           For additional information regarding the procedure for delivering your proxy, see "THE SPECIAL MEETING--Voting and Revocation of Proxies."


                                   THE MERGER

OVERVIEW

           Pursuant to the merger agreement and assuming all of the conditions to the merger are satisfied or waived, WC Merger Sub will be merged with and into Wisconsin Central, with Wisconsin Central surviving. As a result of the merger, Wisconsin Central will become an indirect, wholly-owned subsidiary of Canadian National, and each outstanding share of Wisconsin Central common stock at the time of the merger, other than shares held by Canadian National or its subsidiaries or any shares held by holders who perfect their dissenter's rights, will, in the merger, be converted automatically into the right to receive $17.15 in cash, without interest.

BACKGROUND OF THE MERGER

           For a description of the events leading up to the execution of the merger agreement, see "THE MERGER - Background of the Merger."

OPINION OF GOLDMAN SACHS

           In connection with the merger, our board of directors considered the opinion of its financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), as to the fairness of the merger consideration to Wisconsin Central stockholders from a financial point of view. Goldman Sachs delivered its opinion, on January 29, 2001, to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications described in the opinion, the merger consideration of $17.15 per share in cash to be received by Wisconsin Central's stockholders pursuant to the merger agreement is fair from a financial point of view to those stockholders. Goldman Sachs' opinion was provided for the information of our board of directors and does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger. See "THE MERGER - Opinion of Goldman Sachs."

           The full text of Goldman Sachs' written opinion is attached as Appendix B to this proxy statement. We encourage you to read Goldman Sachs' opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

           In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that our executive officers and members of our board of directors have certain interests in the merger that differ from the interests of our stockholders generally.

- Our directors and executive officers as a group held 2,953,451 shares of our common stock (excluding options) as of February 23, 2000 [2001].

- Some of our executive officers have options to purchase common stock which will fully vest at the effective time of merger.

- Our executive officers and directors have options to purchase common stock which, at the time of the merger, will be adjusted to constitute options to purchase shares of Canadian National common stock with approximately the same intrinsic value.

- Our non-management directors have phantom stock units that will be converted into cash at the time of the merger.

- Our chairman and our president and chief executive officer will be entitled to receive payments under Change of Control Agreements at the effective time of the merger.

- Some of our executive officers are entitled to receive severance payments and benefits if, following the merger, their employment terminates under specified circumstances.


- Indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers will be continued by the surviving corporation after the merger. In addition, after the merger, our present and former directors and officers will be indemnified for certain matters.


           Our board of directors recognized these interests and determined that they neither supported nor detracted from the fairness of the merger. For further information, see "THE MERGER - Interests of Our Executive Officers and Directors in the Merger" and "OTHER MATTERS - Security Ownership of Certain Beneficial Owners and Management."

FINANCING OF THE MERGER

           The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $810 million. The merger is not conditioned on any financing arrangements. Canadian National has represented in the merger agreement that, at the effective time of the merger, it will have sufficient funds for payment of the merger consideration. For additional information regarding financing of the merger see "THE MERGER - Financing of the Merger."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

           The receipt of $17.15 in cash for each share of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our common stock owned by such stockholder and $17.15. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "THE MERGER--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

                              THE MERGER AGREEMENT

GENERAL

           A copy of the merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety.

CONDITIONS TO THE MERGER

           Completion of the merger depends upon satisfaction or waiver of a number of conditions. In addition to the customary conditions relating to compliance with the terms of the merger agreement and the accuracy of representations and warranties, each party's obligation to consummate the merger is subject to the following conditions, among others:

- the approval and adoption of the merger agreement by the holders of a majority of all of the outstanding shares of Wisconsin Central common stock as of the record date;


- the issuance of a final unappealable order by the STB approving or exempting the merger that does not change the amount or nature of the consideration to be paid for each share of our common stock;



- the termination or expiration of any waiting period and the obtaining of any other required clearance applicable to the merger under U.S., Canadian and any applicable foreign competition and antitrust laws; and

- the absence of any applicable law, judgment, injunction, order or decree prohibiting the consummation of the merger.

           In addition, Canadian National's obligation to consummate the merger also depends upon satisfaction or waiver of the following additional conditions, among others:

- the absence of any event or change which has had or would reasonably be expected to have a material adverse effect on Wisconsin Central;

- the issuance of a final unappealable order by the STB approving or exempting the merger that does not require the inclusion of any rail carriers or rail properties material to Canadian National or its subsidiaries or impose a condition that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger;

- the absence of any court or governmental order - other than an order from the STB - restraining or prohibiting the operation of the business of Canadian National, Wisconsin Central or their respective subsidiaries in a manner that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger; and

- the receipt of any other required governmental and third party approvals and consents relating to our international investments, without, in certain cases, conditions that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger.

           If the law permits, either Wisconsin Central or Canadian National may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

           For additional information regarding the conditions to each party's obligation to effect the merger, see "THE MERGER Agreement - Conditions to the Merger."

NO SOLICITATION OF OTHER OFFERS

           The merger agreement provides that neither Wisconsin Central nor any of our representatives will take any action:

- to initiate, solicit or encourage the making of acquisition proposals by third parties; or

- except as provided below, to participate in any discussions or negotiations with, or furnish any confidential information to, any person relating to any such acquisition proposal.

           If our board of directors receives an unsolicited acquisition proposal from a third party prior to stockholder approval and adoption of the merger agreement, our board may, if it in good faith determines that such action is reasonably necessary to act in a manner consistent with its fiduciary duties, furnish information and access to the third party pursuant to a confidentiality agreement and participate in discussions or negotiations with the third party. We have agreed to keep Canadian National informed of the status of any other proposals and negotiations and to provide Canadian National with the opportunity to propose an improved transaction.

           Prior to the approval and adoption of the merger agreement by Wisconsin Central's stockholders, our board of directors may, if our board of directors determines in good faith that failure to take such action would constitute a breach of its fiduciary duties to the stockholders, change its recommendation of the merger and/or terminate the merger agreement to accept another offer, subject to certain conditions, including the payment of a termination fee of $24 million to Canadian National. If the stockholders approve and adopt the merger agreement at the special meeting, our board of directors will no longer be able to provide confidential information to or enter into discussions with any third party making an acquisition proposal or to terminate the merger agreement to accept another offer.

        For additional information regarding the agreement not to solicit other offers, see "THE MERGER AGREEMENT - No Solicitation of Other Offers."

TERMINATION OF MERGER AGREEMENT

           The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval and adoption of the merger agreement by our stockholders:

-          by mutual written agreement of Canadian National and Wisconsin
           Central;

- by either party if the merger is not completed on or prior to July 31, 2002;

- by either party if there is any law or regulation that makes the merger illegal or if any governmental authority issues a final, nonappealable order prohibiting the merger;

- by either party if the merger agreement is not approved and adopted by the holders of a majority of all outstanding shares of our common stock at the special meeting (including any adjournment or postponement);

- by either party if the STB issues a final unappealable order approving or exempting the merger which changes the amount or nature of the consideration to be paid for each share of common stock;

-          by Canadian National if:

           - Wisconsin Central breaches or fails to perform any representation, warranty, covenant or agreement on our part set forth in the merger agreement or any event, circumstance, development, set of circumstances or facts has occurred or exists such that the conditions to Canadian National closing the merger relating to Wisconsin Central's compliance with its covenants and the accuracy of its representations will not be capable of being materially satisfied by July 31, 2002;

           - Wisconsin Central enters into a definitive agreement relating to a third party acquisition, violates any of the non-solicitation provisions of the merger agreement or violates its obligations with respect to the holding of the special meeting;

           - our board of directors withdraws or changes its approval or recommendation of the merger agreement in a manner adverse to Canadian National or approves or recommends to our stockholders a third party acquisition;

           - prior to the approval and adoption of the merger agreement by our stockholders, any person or group becomes the beneficial owner of a majority of our common stock;

           - the STB declines to accept or process Canadian National's application relating to the merger as being one for a "minor" transaction, fails to determine that such application is one for a "minor" transaction within thirty days of the filing of the application or fails to grant a final order approving or exempting the merger within 180 days of the filing of such application (see "THE MERGER - Regulatory Approvals and other Consents");

           - the STB issues a decision approving or exempting the merger that requires the inclusion of any rail carriers or rail properties material to Canadian National or its subsidiaries or imposes a condition that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger;

-          by Wisconsin Central if:

           - Canadian National or WC Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement on its part set forth in the merger agreement or any event, circumstance, development set of circumstances or facts has occurred or exists such that the conditions to our closing the merger relating to Canadian National's and WC Merger Sub's compliance with their covenants and the accuracy of their representations will not be capable of being materially satisfied by July 31, 2002; or

           - prior to the approval and adoption of the merger agreement by our stockholders, Wisconsin Central executes - or publicly announces an intention to execute - an acquisition agreement with a third party, if our board of directors determines in good faith, after consultation with outside legal counsel, that such action is necessary to comply with its fiduciary duties to the stockholders.

           For additional information regarding the ability of the parties to terminate the merger agreement, see "THE MERGER AGREEMENT - Termination of the Merger Agreement."

TERMINATION FEES; EXPENSES

           We have agreed to pay Canadian National a fee of $24 million if:

-          the merger agreement is terminated by Canadian National because:

           - we enter into an acquisition agreement with a third party or violate any of the non-solicitation provisions of the merger agreement or our obligations with respect to the holding of the special meeting;

           - our board of directors withdraws or changes its approval or recommendation of the merger agreement in a manner adverse to Canadian National or approves or recommends to our stockholders a third party acquisition; or

           - any person or group becomes the beneficial owner of a majority of our common stock prior to the approval and adoption of the merger agreement by our stockholders;

- the merger agreement is terminated by Wisconsin Central because, prior to the approval and adoption of the merger agreement by our stockholders, we execute an acquisition agreement with a third party if our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary to comply with its fiduciary duties to the stockholders; or

- the merger agreement is terminated by either Canadian National or Wisconsin Central because an acquisition proposal is made or announced by us or our stockholders and thereafter our stockholders do not approve and adopt the merger agreement at the special meeting and the merger agreement is terminated by either party.

           The effect of the termination fee provisions is to make it more expensive for another person to acquire control of Wisconsin Central. This might discourage a potential acquirer from making an offer to acquire Wisconsin Central.

           Similarly, Canadian National has agreed to pay us a fee of $24 million if it terminates the merger agreement because the STB issues an order approving or exempting the merger that requires inclusion of any rail carriers or rail properties material to Canadian National or its subsidiaries or imposes a condition that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger.

           Except as described above, whether or not the merger is completed, each of us will pay our own fees and expenses.

           For additional information regarding the fees and expenses that must be paid by us under certain circumstances, see "THE MERGER AGREEMENT - Termination Fees; Expenses."

                 FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

           This proxy statement contains statements related to future events, which are forward-looking statements. Forward-looking statements include the information concerning our possible or actual future results of operation, and also include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "may," "will," "should" or the negative of these terms or similar expressions. Forward-looking statements involve risks and uncertainties, including the impact of competitive products and pricing, changing market conditions, the ability to obtain necessary governmental approvals, and risks which are detailed from time to time in our publicly filed documents. Although these forward-looking statements represent our judgments as of the date of this proxy statement based on the beliefs and assumptions of our management and on information currently available to us, actual results may differ materially from those expressed in any forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement.


                               THE SPECIAL MEETING

DATE, TIME AND PLACE

           This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for a special meeting of stockholders to be held on April 4, 2001 at 9:00 a.m. Central Time, at The Forum, Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018. Shares of our common stock, par value $0.01 per share, represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked. We are mailing this proxy material to stockholders on or about March 1, 2001.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

           At the special meeting, you will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 29, 2001, among Wisconsin Central, Canadian National and WC Merger Sub, and the transactions contemplated by the merger agreement. The merger agreement provides for the merger of WC Merger Sub with and into Wisconsin Central, with Wisconsin Central being the surviving corporation of that merger as an indirect, wholly-owned subsidiary of Canadian National.

           Our board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Wisconsin Central's stockholders. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

           Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should properly come before the special meeting, it is intended that the holders of the proxies solicited by this proxy statement will vote on such other matters in their discretion.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

           Only holders of record of shares of common stock at the close of business on February 23, 2001, referred to as the "record date," are entitled to notice of and to vote at the special meeting. On that date, there were approximately 1,959 holders of record of common stock, and 46,394,450 shares outstanding. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting. A broker non-vote will occur when a broker holding shares in street name returns an executed proxy (or voting directions) indicating that the broker does not have discretionary authority to vote on a proposal. Under the rules of the New York Stock Exchange, brokers will not have discretionary authority to vote their shares to approve and adopt the merger agreement in the absence of specific instructions from the beneficial owners of the shares. The merger agreement must be adopted by the holders of at least a majority of the outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger.



           Each of our directors and executive officers has indicated that he or she intends to vote his or her shares in favor of approval and adoption of the merger agreement. See "THE MERGER - Reasons for the Recommendation of Our Board of Directors" and "THE MERGER - Interests of Our Executive Officers and Directors in the Merger."

           If the board of directors changes its recommendation related to the merger agreement and the merger, but the merger agreement has not been terminated, we may still hold the special meeting for stockholders to vote on the merger agreement.


VOTING AND REVOCATION OF PROXIES

           All shares of Wisconsin Central common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted for the proposal to approve and adopt the merger agreement, and in management's discretion with respect to any other matters as may properly come before the meeting. No proxies marked "AGAINST" the proposal to approve and adopt the merger agreement will be voted in favor of a motion to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of approval and adoption of the merger agreement.

           Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

HOW TO VOTE BY PROXY

   By Telephone:    Call toll-free on a touch-tone telephone, 1-877-PRX-VOTE
                    (1-877-779-8683), and follow the instructions. You will need to give the personal identification number contained on your proxy card. Telephone voting will be available until 12:00 midnight, Eastern Time, on April 3, 2001.

   By Internet:     Go to http://www.eproxyvote.com/wclx and follow the
                    instructions. You will need to give the personal identification number contained on your proxy card. This website will be available to receive your vote until 12:00 midnight, Eastern Time, on April 3, 2001.

   In Writing:      Complete, sign, date and mail your proxy card in the
                    enclosed envelope.

           If your shares of Wisconsin Central common stock are held in the name of a bank or broker, follow the voting instructions you receive on your proxy card or voting instruction form. Telephone and Internet voting are offered to stockholders owning shares of common stock through most banks and brokers.

           After you give a proxy, you may revoke it by:

- delivering to our corporate secretary at our corporate offices at Suite 9000, One O'Hare Centre, 6250 North River Road, Rosemont, Illinois 60018, a later dated, signed proxy card or a written revocation of your proxy or vote again by telephone or over the Internet, in each case, on or before the last business day prior to the special meeting;

- delivering a later dated, signed proxy card or a written revocation to us at the special meeting;

-          attending the special meeting and voting in person; or

- if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

           Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the meeting.

                                   THE MERGER

           The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the merger agreement which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also "THE MERGER AGREEMENT" below.


BACKGROUND OF THE MERGER

           Wisconsin Central originally purchased certain light-density rail lines being sold off by one of the Class I railroads in 1987. We built our current North American system primarily by acquiring additional rail lines from Class I railroads and others and prospered by improving customer service on these lines so that we were able to attract additional business. During the period from 1988 until 1997 our compound annual growth in revenues was 15.2% per annum. A major consolidation in the North American rail industry began in 1995, and as a result many surrounding railroads currently have even greater critical mass and geographic scope than they did when we commenced operations. Due in part to increased competition from other railroads, but to a greater extent due to having exploited the available traffic in our territory, our growth slowed after 1997. From 1997 to 2000, our compound annual growth in revenues was only 3.7%, of which about half was attributable to haulage revenues from Canadian National.

           During the period from 1993 through 1999, our focus also included expansion through the acquisition of interests in railroads being privatized overseas. We sought to leverage our operating expertise and customer service culture to improve the operations of our international affiliates. This formula proved successful with respect to our investment in Tranz Rail in New Zealand, but we struggled with a turnaround at our investment in the United Kingdom.

           By mid-1999, our board of directors believed that a change in direction was advisable and took steps to change our course, including appointment of a new Chief Executive Officer. Our board also commenced a process of studying strategic options aimed at increasing stockholder value.

           In August 1999, we retained a major accounting firm to advise us with respect to the tax implications and potential financial issues associated with business restructuring scenarios intended to increase stockholder value. We considered a number of potential restructuring scenarios, including sale of the entire company, sale of the international group, sale of the North American railroads, spin-offs of either the international group or the North American railroads, sale of our main line from Duluth/Superior to Chicago and joint venture structures involving shared use of our main line.

           On September 21, 2000, we announced our commitment to delivering double-digit annual share value gains and noted that we would divest assets where we could not build value. Following the announcement, officers of Wisconsin Central met with many of our significant stockholders. Many of our stockholders expressed the view that they would like to see a sale of the entire company, as opposed to sales of parts of the company, as a sale of the whole company would yield more favorable tax treatment and would not leave them with a relatively unmarketable "stub" security.

           On October 20, 2000, a dissident group calling itself the Wisconsin Central Shareholders Committee to Maximize Value launched a consent solicitation aimed at removing our current board of directors and electing its own nominees in their place. The group's proposed plan involved discontinuation of our international investment activities and liquidation of our foreign and domestic holdings. The group received the public support of some large stockholders and was successful in repealing the classification of our board of directors, although it ultimately failed in its effort to replace our board of directors.

           At a special meeting of our board of directors on November 1, 2000, our board of directors, management, and representatives of Goldman Sachs reviewed the company's current market valuation and stock price performance and discussed, among other alternatives, the possibility of enhancing stockholder value through the sale of Wisconsin Central, in whole or in part, to a strategic or financial buyer. After extensive discussion, our board of directors directed management to retain investment banking firms to evaluate various strategies to enhance stockholder value, including the sale of Wisconsin Central and divestiture of its international holdings.

           At the meeting of the board of directors on November 1, 2000, our board of directors also created an Evaluation Committee, composed of John W. Rowe (Chairman), Thomas E. Evans, Robert H. Wheeler, Thomas F. Power, Jr., Roland V. McPherson and A. Francis Small, to review matters relating to the potential sale of Wisconsin Central or its parts. The Evaluation Committee met on December 5, 2000, December 16, 2000, December 29, 2000, January 3, 2001, January 4, 2001, January 10, 2001, January 11, 2001 and January 18, 2001 to consider and monitor progress in Goldman Sachs' efforts.

           On November 3, 2000, we announced that we had retained Goldman Sachs as financial advisor to the board of directors in evaluating strategic alternatives including, but not limited to, sale of Wisconsin Central and divestiture of its international holdings. On November 9, 2000 we announced that Deutsche Bank AG had been retained to act as financial advisor in connection with the potential disposition of shares in Tranz Rail.

           On behalf of Wisconsin Central, Goldman Sachs contacted various parties to ascertain their interest in purchasing Wisconsin Central in its entirety or alternatively in purchasing our stake in English Welsh and Scottish Railway Holdings Limited ("EWS"). In total, Goldman Sachs contacted eight railroad industry participants and twenty-four financial buyers with respect to the sale of the entire company. Deutsche Bank AG contacted persons it believed would potentially be interested in purchasing our stake in Tranz Rail.

           On November 6, 2000, Thomas F. Power, Jr., President and Chief Executive Officer of Wisconsin Central, and Robert H. Wheeler, Chairman of its board of directors, met in Montreal with Paul M. Tellier, the President and Chief Executive Officer of Canadian National, and Claude Mongeau, its Executive Vice-President and Chief Financial Officer, and began discussions concerning Canadian National's potential interest in acquiring Wisconsin Central or pursuing some other form of business combination. Mr. Tellier indicated to Mr. Power that Canadian National would be interested in pursuing discussions with Wisconsin Central. During this period no other party presented any proposal for acquiring Wisconsin Central.

           On November 21, 2000, Canadian National executed a confidentiality agreement and commenced its investigation into a potential acquisition of Wisconsin Central.

           Following Canadian National's execution of a confidentiality agreement, extensive due diligence was conducted by Canadian National and its strategic, legal, financial and accounting advisors. On December 15, 2000, Ronald G. Russ (Executive Vice President and Chief Financial Officer) and Thomas
W. Rissman (General Counsel and Secretary) of Wisconsin Central met with Mr. Tellier, Mr. Mongeau, E. Hunter Harrison (Executive Vice-President and Chief Operating Officer) and Sean Finn (Senior Vice-President, Chief Legal Officer and Corporate Secretary) of Canadian National, as well as representatives of Salomon Smith Barney and A.T. Kearney - each of which acted as an advisor to Canadian National - in Doncaster, England and introduced them to the senior executive team of EWS. The EWS executives made a lengthy presentation detailing the business of EWS and answered questions.

           On January 4, 2001, Mr. Power and Mr. Wheeler met with Mr. Tellier and Mr. Mongeau in Montreal to discuss the business terms and regulatory structure associated with a potential acquisition of Wisconsin Central by Canadian National. Messrs. Power, Wheeler, Tellier and Mongeau continued that discussion at a meeting in Chicago on January 11, 2001.

           Between January 17, 2001 and January 29, 2001, further negotiations took place between the senior officers of and advisors to Wisconsin Central and Canadian National to finalize the terms of the merger agreement. Issues addressed in negotiations, in addition to the price, included our desire to have the transaction structured as a cash tender offer with a purchase into trust, which Canadian National resisted, the formulation of the regulatory conditions to closing and termination rights, our requests for reciprocity on termination rights, our desire to have a date certain beyond which we could terminate the merger agreement if the transaction had not been consummated and our requests for greater flexibility to consider unsolicited third party offers and terminate the merger agreement to accept such an offer.

           At a regularly scheduled meeting of our board of directors on January 24 and 25, 2001, a presentation regarding the potential transaction between Wisconsin Central and Canadian National was made to our board of directors by senior management and our legal and financial advisors which addressed, among other matters: (1) the course of negotiations and the structure of the transaction, (2) the financial condition and prospects of Wisconsin Central as an independent company and whether this was an advisable time to sell Wisconsin Central and (3) the current state of railroad industry consolidation, the regulatory environment and the likelihood of potential consolidation opportunities with other railroads in the foreseeable future. Our General Counsel also reviewed the terms of the transaction and legal and regulatory issues relating to the proposed transaction, noting in particular the risks with respect to regulatory uncertainty and the potential resultant impact on the completion of the transaction. Goldman Sachs presented various analyses relating to the transaction and answered questions from the directors regarding the transaction, similar transactions, and certain of their analyses. After receiving such advice and reviewing various additional information relating to the transaction our board of directors discussed the advantages and disadvantages of the proposed transaction and posed various questions to Wisconsin Central's management and advisors. Our board of directors directed Wisconsin Central's management and advisors to continue their discussions with Canadian National to seek improved consideration and other terms from Canadian National. The board of directors then adjourned to consider the matter further at a subsequent date.

           At a special meeting of our board of directors on January 29, 2001, the board of directors reviewed the final negotiated terms and conditions of the transaction, including a review of the final terms of the merger agreement, and Goldman Sachs reviewed certain of its analyses and delivered its opinion to the effect that, as of January 29, 2001 and based on and subject to the assumptions, limitations and qualifications described in its opinion, the merger consideration of $17.15 per share in cash to be received by Wisconsin Central's stockholders pursuant to the merger agreement is fair from a financial point of view to those stockholders. Our board of directors discussed the proposed transaction and posed various questions to Wisconsin Central's management and its legal and financial advisors. Our board of directors, in its deliberations, specifically weighed, among other matters, the benefits of the proposed transaction against the advantages and disadvantages of remaining independent and passing on the opportunity presented by Canadian National. Our board of directors unanimously concluded that should Wisconsin Central remain independent, there were more downside risks than upside potential in Wisconsin Central's business plans, and that, given the performance of the company over the past three years, we were unlikely to outperform our plans. The Evaluation Committee gave a unanimous recommendation in favor of approval of the transaction. Our board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of our stockholders.

           The parties executed the merger agreement on January 29, 2001 and publicly announced the transaction on January 30, 2001.

REASONS FOR THE RECOMMENDATION OF OUR BOARD OF DIRECTORS

           In making the determination and recommendation described above, our board of directors considered a number of factors, including, without limitation, the following:

- Wisconsin Central's business, its current financial condition and results of operations, its future prospects, and the current and anticipated developments in the railroad industry, and our board of directors' belief, on the basis of its familiarity with these matters, that the consideration to be received by our stockholders in the transaction fairly reflects the company's intrinsic value, including its potential for future growth;

- the price being paid in the transaction which represents: a 21.4% premium over the $14.13 closing sale price for our shares on The Nasdaq Stock Market-Registered Trademark- on January 26, 2001 - the day prior to the negotiation of the price, a 2.4% premium over the 52-week high by our shares of $16.75 and a 59.2% premium over the $10.77 volume weighted average price for our shares during the week of October 16, 2000 - the week in which the dissident group's consent solicitation was publicly announced;

- the price being paid in the transaction which represents a multiple of 10.0x operating cash flow, which compares favorably to the multiples of operating cash flow paid in other railroad transactions;

- the challenge of continuing to achieve historical levels of earnings per share in the future because of the difficulty of attracting revenue growth within Wisconsin Central's territory, and the difficulty Wisconsin Central has had in achieving its budgets and analysts' estimates over the past few years, and in particular our board of directors' belief that there was a greater likelihood that our business plans would not be realized than that they would be exceeded;

- the industry trend of accelerated consolidation in the North American railroad industry, and our board of directors' belief that this trend would continue which, due to Wisconsin Central's small size compared to other rail carriers, could pose a significant strategic challenge to Wisconsin Central;

- the opinion of Goldman Sachs, as of January 29, 2001, to the effect that and based on and subject to the assumptions, limitations and qualifications described in its opinion, the merger consideration of $17.15 per share in cash to be received by Wisconsin Central's stockholders pursuant to the merger agreement is fair from a financial point of view to those stockholders;

- the fact that no party other than Canadian National had made a proposal to acquire Wisconsin Central, even though the company had announced its intention to pursue strategic alternatives including a potential sale, and had contacted, through Goldman Sachs, a substantial number of parties that Wisconsin Central and Goldman Sachs considered to be likely potential purchasers;

- our board of directors' belief that, after extensive negotiations with Canadian National and its representatives, Wisconsin Central has obtained the highest price per share that Canadian National is willing to pay;

- the $24 million termination fee that would be payable by Wisconsin Central pursuant to the merger agreement upon the occurrence of certain events, and the ability of Wisconsin Central to terminate the merger agreement concurrently with the entry by Wisconsin Central into a definitive agreement for an acquisition proposal if, prior to the approval and adoption of the merger by Wisconsin Central's stockholders, the board of directors concludes in good faith, after consultation with outside counsel, that such termination is reasonably necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law;

- that, although Wisconsin Central is prohibited from soliciting or encouraging acquisition proposals, Wisconsin Central is permitted prior to the approval and adoption of the merger agreement by our stockholders to furnish information concerning Wisconsin Central to a third party who makes an unsolicited bona fide written acquisition proposal and may engage in discussions or negotiations with such a third party to the extent that the board of directors concludes in good faith, after consultation with outside counsel, that such action is reasonably necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law;

- Canadian National's requirement for the provisions relating to the $24 million termination fee and restrictions on solicitation of acquisition proposals as a condition to entering into the merger agreement and the board of directors' conclusion that such provisions should not significantly inhibit an interested third party from bidding for Wisconsin Central and are reasonable in light of the benefits of the merger;

- our board of directors' understanding, based upon the strategic importance of Wisconsin Central's main line to Canadian National's rail system, that Canadian National was the most likely interested party;

- the views expressed by management that, based upon their understanding of applicable market conditions, including the financial condition of the major eastern U.S. railroads, and regulatory constraints, there is only a very limited number of potential buyers at this time or in the reasonably foreseeable future that could pursue a business combination with Wisconsin Central at a price level comparable to the $17.15 per share being offered by Canadian National;

- the regulatory approvals required to consummate the merger at this time, and the risk that the approvals could become more difficult in the near future;

-          the terms and conditions of the merger; and

- the fact that, under the merger agreement, Canadian National's offer is not subject to a financing condition.

           Our board of directors also considered as a negative factor the fact that, under the merger agreement, if the STB fails to treat the merger as a "minor" transaction, Canadian National has the right to choose to terminate the merger agreement or pursue the merger through a lengthier approval process with the STB. In addition, our board of directors considered as a negative factor the fact that Canadian National would have the right, not available to us, to terminate or proceed with the transaction at various stages of the STB approval process. While this was considered a negative factor, our board of directors believed that our stockholders are protected from an indefinite period of uncertainty by our ability to terminate the merger agreement if the merger is not completed by July 31, 2002.

           This discussion of the factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered by our board of directors. Our board of directors did not assign relative weights to the above factors or determine that any factor was of particular importance. Individual directors may well have given different weights to
                                       23
different factors. Our board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

OPINION OF GOLDMAN SACHS

     On January 29, 2001 Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the board of directors of Wisconsin Central to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications described in its opinion, the $17.15 per share in cash to be received in the merger for each share of Wisconsin Central common stock was fair, from a financial point of view, to the stockholders.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION WAS PROVIDED TO THE BOARD OF DIRECTORS FOR ITS INFORMATION AND ASSISTANCE, IS DIRECTED ONLY TO THE FAIRNESS OF THE $17.15 PER SHARE IN CASH FROM A FINANCIAL POINT OF VIEW TO STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE WISCONSIN CENTRAL SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. WISCONSIN CENTRAL STOCKHOLDERS ARE URGED TO READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs, among other things:

-    reviewed the merger agreement;

- reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K of Wisconsin Central for the five years ended December 31, 1999;

- reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Wisconsin Central;

- reviewed certain other communications from Wisconsin Central to its stockholders;

- reviewed certain internal financial analyses and forecasts for Wisconsin Central prepared by its management;

- held discussions with members of the senior management of Wisconsin Central regarding their assessment of the past and current business operations, financial condition and future prospects of Wisconsin Central;

- reviewed the reported price and trading activity for the shares of Wisconsin Central common stock;

- compared certain financial and stock market information for Wisconsin Central with similar information for certain other companies the securities of which are publicly traded; and

- reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such studies and analyses as they considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by Goldman Sachs and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Wisconsin Central or any of its subsidiaries and has not been furnished with any such evaluation or appraisal.

     The following is a summary of the material financial analyses utilized by Goldman Sachs in connection with rendering its opinion to Wisconsin Central's board of directors, but does not purport to be a complete description of the analyses performed by Goldman Sachs or of its presentation to the board of directors.

     TRANSACTION MULTIPLES AND PREMIUM ANALYSIS. Goldman Sachs derived certain values, multiples and transaction premiums for the merger, based on the $17.15 per share in cash to be received by stockholders and using the closing price for Wisconsin Central's common stock on January 26, 2001. For purposes of these calculations, projected sales, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") were based on estimates prepared by the management of Wisconsin Central. Estimates of earnings per share ("EPS") were based on estimates published by IBES, a data service that compiles estimates of securities research analysts. Enterprise Value multiples reflect financial results prepared in accordance with generally accepted accounting principles, which account for Wisconsin Central's interests in EWS and Tranz Rail using the equity method of accounting, were based on the $17.15 in cash to be paid for each share of common stock in the merger and include approximately $11 million in fees payable to Goldman Sachs as a result of the merger. Enterprise Value equals the value of outstanding common stock plus minority interest, preferred stock and net debt. Information regarding minority interest, preferred stock and net debt was obtained from Wisconsin Central's most recently available public filings. The results of this analysis are set forth below:


     CONSIDERATION:
          Per Share Price                              $17.15
          Equity Value (in millions)                   $  801
          Enterprise Value (in millions)               $1,209

     PREMIUM TO CLOSING SHARE PRICE:
          January 26, 2001                               21.4%
          52 Week High                                    2.4%
          Week ended October 20, 2000*                   59.2%

     * Volume weighted average price for the five trading days prior to commencement of consent solicitation.

     ENTERPRISE VALUE MULTIPLES (ENTERPRISE VALUE AS A MULTIPLE OF:)


     WISCONSIN CENTRAL'S SALES:
          Latest Twelve Months("LTM")         3.2 x
          FY 2000 Estimate                    3.2 x
          FY 2001 Estimate                    3.1 x
     WISCONSIN CENTRAL'S EBITDA:
          LTM                                10.0 x
          FY 2000 Estimate                    9.7 x
          FY 2001 Estimate                    9.7 x
     WISCONSIN CENTRAL'S EBIT:
          LTM                                12.6 x
          FY 2000 Estimate                   12.3 x
          FY 2001 Estimate                   12.5 x

     EQUITY VALUE MULTIPLES (EQUITY VALUE AS A MULTIPLE OF:)

     WISCONSIN CENTRAL'S EPS:
          FY 2000 Estimate                   14.9 x
          FY 2001 Estimate                   13.7 x
          FY 2002 Estimate                   11.9 x

     PRO FORMA ANALYSIS. Goldman Sachs analyzed the pro forma impact of the merger on the estimated EPS of Canadian National. Based upon IBES estimates for each of Canadian National and Wisconsin Central for 2001 and 2002, and the IBES EPS five-year growth rate applied to the IBES 2002 estimate for 2003, this analysis indicated that the merger would be slightly accretive in 2001, 2002 and 2003. For purposes of this analysis, no effect was given to any synergies that might result from the merger and the analysis assumed that goodwill would be amortized over a twenty-year period and an 8.0% pre-tax cost of debt.

     SELECTED COMPANIES ANALYSIS. As part of its January 29, 2001 presentation, Goldman Sachs reviewed and compared certain financial and stock market information for Canadian National and Wisconsin Central with the following publicly traded railroad companies:


     Group A                            Group B
     -------                            -------
     Burlington Northern Santa Fe       Canadian Pacific
     Norfolk Southern Corporation       Kansas City Southern Industries Inc.
     CSX Corporation
     Union Pacific Corporation

     The financial data used was for the latest twelve months ended September 30, 2000, and the market data, IBES EPS and IBES five-year EPS growth rate estimates used were as of January 26, 2001. Enterprise value multiples for Wisconsin Central were calculated using the proportionate consolidation method, which attributes a portion of the sales, EBITDA, EBIT and debt of each of EWS and Tranz Rail to Wisconsin Central, based on Wisconsin Central's relative ownership of each. Enterprise value for Kansas City Southern Industries Inc. was also calculated using the proportionate consolidation method.

     The following table compares information derived by Goldman Sachs with respect to the selected companies and Canadian National, which was included in Group A, and Wisconsin Central, which was included in Group B:


                                     GROUP A                              GROUP B
                                     -------                              -------
                                                                                                         CANADIAN      WISCONSIN
                              Mean     Median       Range         Mean      Median         Range         NATIONAL       CENTRAL
                              ----     ------       -----         ----      ------         -----         --------       -------
Enterprise Value as a
multiple of LTM:
     Sales                     2.0 x    1.9 x   1.3 x -  2.7 x     1.6 x     1.5 x    1.3 x -  2.1 x      2.7 x         1.5 x
     EBITDA                    7.8 x    6.9 x   5.8 x - 10.6 x     6.9 x     7.1 x    4.7 x -  8.7 x      6.8 x         7.1 x
     EBIT                     12.3 x   10.7 x   8.1 x - 17.8 x    10.7 x    10.1 x    6.9 x - 15.2 x      9.0 x        10.1 x
Stock price as a multiple
of estimated:
     2001 EPS                 12.7 x   11.7 x  10.2 x - 17.4 x    11.7 x    11.3 x    8.2 x - 15.5 x     10.2 x        11.3 x
     2002 EPS                 10.3 x    9.9 x   9.2 x - 12.2 x     8.9 x     8.9 x    8.0 x -  9.8 x      9.2 x         9.8 x
Projected five-year EPS
growth rate                   10.9%    11.0%    9.0% -  12.5%     13.0%     12.0%    12.0%  - 15.0%      12.5%         12.0%
Stock price as a multiple
of estimated 2002 EPS
expressed as a multiple of
projected five-year EPS
growth rate                    1.0 x    0.9 x   0.7 x -  1.2 x     0.7 x     0.7 x    0.7 x - 0.8 x       0.7 x         0.8 x

Operating ratio               81.6%    82.5%   70.02% - 91.8%     84.2%     85.0%    81.2%  - 86.3%      70.2%         85.0%

     DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis to determine a range of implied present values, including the value of Wisconsin Central's equity interests in EWS and Tranz Rail, per share of Wisconsin Central common stock. In performing this analysis, Goldman Sachs used projections supplied by the management for each of Wisconsin Central, EWS and Tranz Rail. Using discount rates ranging from 9% to 11% and terminal EBITDA multiples ranging from 6.0 x to 7.0 x, this analysis resulted in a range of net implied present values from $14.00 to $19.00 per share of Wisconsin Central common stock, based on exchange rates of $1.45 per Pound Sterling and $0.40 per New Zealand dollar.

     SELECTED TRANSACTION ANALYSIS. Goldman Sachs reviewed publicly available information for merger or acquisition transactions in the railway industry and derived certain multiples and premiums based upon the per share consideration paid and the Equity and Enterprise Values of the transaction. The selected transactions considered by Goldman Sachs included:

-    Canadian National - Burlington Northern Santa Fe

-    Canadian National - Illinois Central

-    Norfolk Southern/CSX - Conrail

-    Union Pacific - Southern Pacific

-    Burlington Northern - Santa Fe Pacific

-    Union Pacific - Chicago & Northern Western

-    Kansas City Southern - Illinois Central


     The results of this analysis are set forth below.


                                                                                     RANGE
                                                                                     -----
Equity Value of transaction as a multiple of LTM net income                      9.5 x - 37.8 x
Enterprise Value of transaction as a multiple of LTM EBITDA                      7.4 x - 16.2 x
Equity Value of transaction as a multiple of next year's net income*            12.1 x - 23.0 x
Approximate premium to target market price one day prior to
announcement of transaction                                                      0% - 70%

* Next year's net income represents the forward year IBES EPS estimates at the time of the transaction.

     COMPARATIVE MULTIPLE ANALYSIS. Goldman Sachs performed a comparative analysis of the transactional Enterprise Value as a multiple of the target's LTM EBITDA for selected railroad company merger or acquisition transactions and the contemporaneous average Enterprise Value based on public market price as a multiple of LTM EBITDA for all publicly traded Class I railroad companies. The analysis was based on information from public documents, equity research and the Securities Data Corporation. The Transactional EBITDA multiple for the merger was calculated using the proportionate consolidation method. The results of this analysis are set forth below.


                                               Average Publicly Traded
                                               Railroad Company EBITDA     Transactional EBITDA
Transactions (Acquirer - Target)                       Multiple                 Multiple
--------------------------------               -----------------------     --------------------
Union Pacific - Chicago & North Western                7.2 x                     8.7 x
Burlington Northern - Santa Fe Pacific                 7.4 x                     8.1 x
Union Pacific - Southern Pacific                       7.5 x                    11.2 x
Norfolk Southern/CSX - Conrail                         8.6 x                    16.2 x
Canadian National - Illinois Central                   9.7 x                     9.2 x

The merger                                             7.8 x                     8.3 x

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analysis as a comparison is directly comparable to Wisconsin Central, Canadian National or the merger.

     Goldman Sachs prepared these analyses solely for purposes of providing an opinion to Wisconsin Central's board of directors. The analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Wisconsin Central, Canadian National or Goldman Sachs assumes responsibility if future results are materially different from those forecasted.

     Wisconsin Central agreed to pay Goldman Sachs a fee of 0.92% of the aggregate consideration for Wisconsin Central's equity securities (including amounts paid to holders of options, warrants, and convertible securities) in the merger plus the principal amount of all indebtedness on the most recent consolidated balance sheet of Wisconsin Central prior to the consummation of the merger. Half of Goldman Sachs' fee was payable upon the announcement of the merger and the other half of Goldman Sachs' fee will be payable upon consummation of the merger. In addition, Wisconsin Central has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses (including the fees and disbursements of Goldman Sachs' attorneys) incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wisconsin Central selected Goldman Sachs as its financial advisor because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed merger, and because of its familiarity with, and prior work for, Wisconsin Central.

     Goldman Sachs is familiar with Wisconsin Central, having provided certain investment banking services to it from time to time, including having acted as a managing underwriter of a public offering of American Depository Receipts of Tranz Rail Holdings Limited, a transportation provider in New Zealand in which Wisconsin Central currently controls 23% of the fully diluted ownership, in March 1997 and a public offering of Wisconsin Central's 6.625% Notes due 2008 in April 1998; having acted as its advisor with respect to the consent solicitation completed in January 2001; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. As of the date hereof, an affiliate of Goldman Sachs owned, on a fully-diluted basis, 7% of the share capital of EWS, a transportation provider in the United Kingdom in which Wisconsin Central controls 37% of the fully-diluted share capital. Goldman Sachs has also provided certain investment banking services to Canadian National from time to time, including having acted as a financial advisor in Canadian National's acquisition of Illinois Central Corporation effective on July 1, 1999, and as a managing underwriter of a public offering of common stock and of 5.25% convertible preferred stock of Canadian National in June 1999. Goldman Sachs may provide investment banking services to Canadian National and its subsidiaries in the future. Michael Armellino, a Senior Director of Goldman Sachs, is a director of Canadian National. Goldman Sachs provides a full range of financial advisory and securities services and has advised Wisconsin Central's board of directors that, in the course of its normal trading activities, it may from time to time effect transactions and hold positions in securities, including derivative securities, of Wisconsin Central or Canadian National for its own account and for the accounts of its customers.

INTERESTS OF OUR EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

           In considering the recommendation of our board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that, in addition to the matters discussed above, our executive officers and our board of directors have various interests in the merger described in this section that differ from the interests of our stockholders generally. The members of our board of directors knew about these additional interests and considered them when they approved the merger agreement.

EXECUTIVE OFFICERS

           Executive officers hold shares of our common stock and options to acquire our common stock. Executive officers are also parties to agreements with Wisconsin Central that provide for various rights and benefits upon the occurrence of the merger or a similar event.

           All of the outstanding options to purchase common stock which were granted to executive officers prior to the date of this proxy statement which have not otherwise become exercisable before the effective time of the merger will become fully vested upon the merger. The vesting of options granted after the date of this proxy statement will not automatically accelerate due to the merger. The merger agreement provides that, for each option to purchase our common stock outstanding at the time of the merger - both exercisable and non-exercisable - the option holder will receive an option to purchase shares of Canadian National common stock with approximately the same intrinsic value.

            The following table summarizes the shares and options held by the executive officers as of February 8, 2001:


                                               Exercisable      Non-exercisable
                              Shares             Options            Options
                              ------             -------            -------
    John L. Bradshaw            45,743            13,750             11,250
    Deborah Coady                6,355            11,000              9,000
    James E. Fisk               14,487            41,750             20,250
    Janet H. Gilbert            33,147            28,575             10,725
    Randy H. Henke              29,652            17,300              6,900
    Walter C. Kelly            103,306            43,700             11,100
    Glenn J. Kerbs             210,844            43,825             11,475
    J. Reilly McCarren          72,700           199,000             30,000
    Marty J. Mickey              3,575            22,325              6,975
    Robert F. Nadrowski         96,014            43,675             11,025
    Thomas F. Power, Jr.       946,418           110,000             75,000
    Ronald G. Russ              92,069            26,750             20,250
    William R. Schauer         103,135            43,700             11,100
    Edward J. Terbell           42,699            43,575             10,725
    Richard P. White             3,837            53,950             11,250
    ------------------------------------------------------------------------------------------
           Total             1,803,981           742,875            257,025

EMPLOYMENT AGREEMENTS

           Wisconsin Central entered into a Change of Control Agreement dated as of January 25, 2001 with Thomas F. Power, Jr. The agreement provides that, upon the consummation of the merger transaction or a similar transaction, if Mr. Power has not resigned prior to that time, (i) Mr. Power will resign from all positions and employment with Wisconsin Central, (ii) Mr. Power will become subject to non-competition, confidentiality and non-disparagement restrictions,
(iii) Wisconsin Central will pay Mr. Power a lump-sum payment equal to three times his most recent salary including bonus plus an additional amount as required to offset federal excise taxes, if applicable, and (iv) Wisconsin Central will continue medical, dental, life insurance and similar benefits for Mr. Power through age 65.

           Each of the executive officers (excluding Mr. Power) is party to an employment security agreement with Wisconsin Central that provides for lump sum cash payments equal to two years' salary and bonus and payment of a pro-rata bonus for the year of termination, as well as continuation of medical, dental, life insurance and similar benefits for two years, upon the termination of employment (either by Wisconsin Central without "good cause" or by the executive officer for "good reason," each as defined in the agreements) within twenty-four (24) months after a "change in control" of Wisconsin Central as defined in the agreement. In addition, all outstanding stock options held by the executive officer will become immediately exercisable on the date of termination of employment and will remain exercisable for 365 days after that date, and any restrictions on stock of Wisconsin Central owned by such executive officer will lapse on the termination of employment. Under the terms of the employment security agreements, a "change in control" will be deemed to occur as of the effective time of the merger.

NON-MANAGEMENT DIRECTORS

           Non-management directors hold shares of our common stock, options to acquire shares of our common stock and phantom stock units valued according to the value of our common stock. In addition, the chairman of the board of directors is party to an agreement with Wisconsin Central that provides for a payment upon the occurrence of the merger or a similar event.

           The merger agreement provides that, for each option to purchase our common stock outstanding held by a director at the time of the merger, the director will receive an option to purchase shares of Canadian National common stock with approximately the same intrinsic value. All outstanding stock options held by non-management directors are currently exercisable.

           Each of the non-management directors holds phantom stock units issued under our directors' compensation plan. Each phantom stock unit represents the right to receive an amount equal to the value of one share of our common stock when the holder ceases to be a director of Wisconsin Central. The directors' phantom stock units will be converted to cash in connection with the merger.

           Shares and options of management directors are listed under "Executive Officers" above. The following table summarizes the shares, options and phantom stock units held by the non-management directors as of February 8, 2001:


                                                                           Phantom Stock
                                           Shares           Options            Units
                                           ------           -------            -----
           Thomas E. Evans                   5,000           30,000            3,770
           Carl Ferenbach                   74,926           42,000            3,770
           Roland V. McPherson             477,582           42,000            3,039
           Thomas W. Rissman                86,514           42,000            1,885
           John W. Rowe                      6,000           30,000            3,770
           A. Francis Small                 12,000           36,000            1,885
           Robert H. Wheeler               487,448           52,000            1,885
           -----------------------------------------------------------------------------
                  Total                  1,149,470          274,000           20,004

           Wisconsin Central entered into a Change of Control Agreement dated as of January 25, 2001 with Robert H. Wheeler. The agreement provides that, upon the consummation of the merger transaction or a similar transaction, if Mr. Wheeler has not resigned prior to that time, (i) Mr. Wheeler will resign from all positions and employment with Wisconsin Central, (ii) Mr. Wheeler will become subject to non-competition, confidentiality and non-disparagement restrictions, and (iii) Wisconsin Central will pay Mr. Wheeler a lump-sum payment equal to $600,000 plus an additional amount as required to offset federal excise taxes, if applicable.

INDEMNIFICATION AND INSURANCE

           The merger agreement provides that the surviving corporation will maintain in effect the current directors' and officers' liability insurance, or substantially similar insurance, covering those persons who are currently covered on the date of the merger agreement by our directors' and officers' liability insurance policy for a period of at least six years - provided that the surviving corporation in the merger is not required to pay an annual premium for any such policy in excess of 200% of the last annual premium paid by us prior to the date of the merger agreement. The merger agreement also provides that Canadian National will cause the surviving corporation to indemnify and hold harmless, and advance expenses to, any former or current officer or director of Wisconsin Central against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was an officer or director of Wisconsin Central to the fullest extent such indemnification and advancement of expenses would have been permitted under our certificate of incorporation and bylaws in effect on the date of the merger agreement.

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

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

           The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets (as defined in the Internal Revenue Code of 1986, as amended ("Code")) (each, a "United States Holder"). This discussion is based on the Code, proposed and final income tax regulations issued under the Code, and administrative and judicial interpretations of the Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transactions contemplated by the merger agreement, we believe that the merger will have the U.S. federal income tax consequences described below to United States Holders.

           We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state and local tax consequences of the disposition of shares in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including financial institutions, real estate investment trusts, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, S corporations, persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction, persons who acquired common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold employee stock options or rights to acquire common stock and taxpayers subject to the alternative minimum tax.

           A "United States Person" is a beneficial owner of common stock who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S., including some former citizens or residents of the U.S.; (2) a corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (a) a U.S. court can exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of its substantial decisions of the trust.

           A United States Holder will realize gain or loss upon the surrender of such holder's shares pursuant to the merger in an amount equal to the difference, if any, between the amount of cash received and such holder's aggregate adjusted tax basis in the shares surrendered therefor.

           In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will generally be long-term capital gain or loss if the shares giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. A non-corporate United States Holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20% while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year.

           Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9, included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. See "THE MERGER - Payment of Merger Consideration and Surrender of Stock Certificates." Backup withholding is not an additional tax, but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to include reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications and procedures for backup withholding.

EFFECTIVE TIME OF MERGER

           If the merger agreement is approved and adopted by the requisite vote of stockholders and the other conditions to the merger are satisfied - or waived to the extent permitted - the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by our board of directors and Canadian National and as specified in the certificate of merger. Because the amount of time required to obtain the necessary approvals and consents, including from the STB, is uncertain, we are unable to state with any certainty how long after approval and adoption by the stockholders the merger will be completed. We anticipate completing the merger in the fall of 2001, but it may take significantly longer. Both we and Canadian National have the right to terminate the merger agreement if the merger is not consummated prior to July 31, 2002. For additional information regarding the effective time of the merger see "THE MERGER - Regulatory Approvals and Other Consents."

           The merger agreement may be terminated prior to the effective time of the merger by Wisconsin Central or Canadian National in certain circumstances, whether before or after the approval and adoption of the merger agreement by stockholders. See "THE MERGER AGREEMENT - Termination of the Merger Agreement."

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

           Canadian National will designate an agent, reasonably acceptable to us, to act as paying agent for purposes of making the cash payments contemplated by the merger agreement. Immediately prior to the effective time of the merger, Canadian National will deposit with the paying agent cash in U.S. dollars in an amount equal to the aggregate merger consideration payable to all stockholders. The paying agent will deliver your merger consideration to you according to the procedure summarized below.

           From and after the effective time of the merger, our stock ledger with respect to our common stock will be closed, and we will not register any additional share transfers.

           As soon as practicable after the effective time of the merger, Canadian National will, or will cause the paying agent to, mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your Wisconsin Central share certificates in exchange for the merger consideration. Upon the surrender for cancellation to the paying agent of your share certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will promptly pay to you your merger consideration. No interest will be paid or accrued in respect of cash payments of merger consideration. Payments of merger consideration also will be reduced by applicable withholding taxes.

           If the merger consideration, or any portion of it, is to be delivered to a person other than you, it will be a condition to the payment of the merger consideration that your share certificates be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, the transfer otherwise be proper and not violate any applicable federal or state securities laws, and you pay to the paying agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of the paying agent that the taxes have been paid or are not required to be paid.

           YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

           At and after the effective time of the merger, you will cease to have any rights as a Wisconsin Central stockholder, except for the right to surrender your certificate in exchange for payment of the merger consideration or, if appraisal rights are available and you exercise such appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law, and no transfer of common stock will be made on the stock transfer books of the surviving corporation. Certificates presented to the surviving corporation after the effective time of the merger will be canceled and exchanged for cash as described above.

           Promptly following the date which is six months after the effective time of the merger, the paying agent will return to Canadian National all cash, certificates and other instruments in its possession that constitute any portion of the merger consideration, and the paying agent's duties will terminate. Thereafter, remaining stockholders may surrender their certificates to Canadian National and - subject to applicable abandoned property, escheat or similar laws - receive the merger consideration without interest. None of the paying agent, Wisconsin Central or Canadian National will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

FINANCING OF THE MERGER

           The total amount of funds required to pay the merger consideration and the related fees and expenses is estimated to be approximately $810 million. Canadian National has informed us that it plans to fund the purchase price, directly or indirectly, through a combination of borrowings and cash on hand. The merger is not conditioned on any financing arrangements. Canadian National has represented to us in the merger agreement that it will have sufficient funds to consummate the merger at the effective time.

APPRAISAL RIGHTS

           In accordance with SCHWABACHER V. UNITED STATES, 334 U.S. 182 (1948), stockholders of Wisconsin Central will not have any appraisal or like rights under state law unless the STB or a court of competent jurisdiction determines that appraisal rights are available to holders of Wisconsin Central shares, in which case stockholders will be provided with appraisal rights in accordance with Delaware law to the extent required under Delaware law. We believe it is unlikely that the STB or a court will determine that state law appraisal rights are available to holders of Wisconsin Central shares. Canadian National has informed us that it intends to seek a determination of the STB that the terms of the merger are just and reasonable. It is our understanding that, upon the issuance of such a determination, dissenters' rights under state law will be preempted. Stockholders of Wisconsin Central will have an opportunity to participate in this STB proceeding. We have agreed to give Canadian National prompt notice of any demands received by us for appraisal of shares and the right to assume control of all negotiations and proceedings with respect to such demands. Except with the prior written consent of Canadian National, we have agreed not to make any payment with respect to, or settle or offer to settle, any such demands unless otherwise required by applicable law.

           If the STB or a court of competent jurisdiction determines that appraisal rights are available under state law, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware if (1) you properly file a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger.

           Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

           If Section 262 is applicable and if you make the demand described below with respect to your shares, otherwise comply with the statutory requirements of Section 262, neither vote in favor of the merger agreement nor consent to the merger in writing, and you are continuously the record holder of your shares through the effective time of the merger, you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest as determined by the Delaware Court of Chancery.

           Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, to the extent that such rights are available to you, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

           If you desire to exercise your appraisal rights you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote of the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See "THE SPECIAL MEETING--Voting and Revocation of Proxies." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

           Only a holder of record is entitled to assert appraisal rights for the Wisconsin Central common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder of record's identity and the holder of record's intention to demand appraisal of such holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to properly and in a timely manner perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

           A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.
Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

           If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Wisconsin Central Transportation Corporation, Suite 9000, One O'Hare Centre, 6250 North River Road, Rosemont, IL 60018, Attention:
Ronald G. Russ.

           The written demand for appraisal should specify your name and mailing address, the number of shares owned, and your demand for appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within 10 days after the effective time of the merger, the surviving corporation in the merger must provide notice of the effective time of the merger to you if you have complied with Section 262.

           Within 120 days after the effective time of the merger, either the surviving corporation or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, and, if you file a petition, you must serve a copy on the surviving corporation, demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Wisconsin Central does not have any present intention to file any such petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

           If a petition for an appraisal is timely filed by a holder of Wisconsin Central shares and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding; and if you fail to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court of Chancery's appraisal may be more than, less than, or equal to the merger consideration and stockholders should be aware that an investment advisor's opinion as to fairness from a financial point of view is not an opinion as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of "fair value," the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

           The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by the stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

           If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

           At any time within 60 days after the effective time of the merger, you will have the right to withdraw your demand for appraisal; after this period, you may withdraw your demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal shall cease. You may withdraw your demand for appraisal by delivering to the surviving corporation a written withdrawal of your demand for appraisal and an acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the

Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

           If you fail to comply fully with the statutory procedure set forth in
Section 262, you will forfeit your rights of appraisal and will be entitled to receive the merger consideration for your shares.

REGULATORY APPROVALS AND OTHER CONSENTS

           Wisconsin Central and Canadian National conduct operations in a number of jurisdictions where regulatory filings or approvals may be required in connection with the merger, including, without limitation, those set forth below. As noted under "THE MERGER AGREEMENT - Conditions on the Merger," the merger is conditioned upon obtaining such approvals. There can be no assurance that such approvals will be obtained.

SURFACE TRANSPORTATION BOARD

           Certain activities of subsidiaries of Wisconsin Central are regulated by the STB and STB approval or exemption is required for, among other things, Canadian National's acquisition of control of Wisconsin Central.

           As soon as practicable, Canadian National and its railroad affiliates will file an application seeking approval of the STB for the acquisition of Wisconsin Central by Canadian National. Under applicable law and regulations, the STB is required to publish notice of such application in the Federal Register by the end of the 30th day after the application is filed with the STB. If the application is incomplete, the STB is required to reject it by the end of that 30-day period. The published notice will indicate whether the application involves a "major" transaction - the merger and control of at least two Class I railroads - a "significant" transaction - a transaction of regional or national transportation significance which does not include at least two Class I railroads, - or a "minor" transaction - which is any transaction which does not include at least two Class I railroads and that clearly will not have any anticompetitive effects that will not clearly be outweighed by the merger's anticipated contribution to the public interest in meeting significant transportation needs. Canadian National will submit its application on the basis that the merger is a "minor" transaction because, although Canadian National is a Class I railroad, Wisconsin Central is a holding company owning only Class II and Class III railroads and the transaction will have no anticompetitive effects. Written comments with respect to a "minor" transaction may be filed with the STB within 30 days after the date on which the notice of the application is published in the Federal Register. Under applicable law and regulations, the STB will hold a public evidentiary hearing on such application, unless it determines that a public evidentiary hearing is not necessary in the public interest. The STB is required to conclude any evidentiary proceedings by the 105th day after the date on which the notice of the application is published in the Federal Register, and must issue a final decision within 45 days of concluding the evidentiary hearings. Thus, if the transaction is considered a "minor" transaction, the STB must issue a final order with respect to Canadian National's application no later than 180 days after the application is submitted. Although we and Canadian National believe the merger qualifies as a "minor" transaction, there is no assurance that the STB will conclude that the transaction is a "minor" transaction. If the STB were to determine the transaction is a "significant" transaction, the STB approval could take 300 days. In addition, any appeals from the STB final order might not be resolved for a substantial period of time after the entry of an order by the STB.

           Under applicable law, the STB is required to approve a "minor" transaction unless it finds that, as a result of the transaction, there is likely to be substantial lessening of competition, creation of a monopoly, or restraint of trade in freight surface transportation in any region of the United States, and the anticompetitive effects of the transaction outweigh the public interest in meeting significant transportation needs. Under existing law, other railroads and other interested parties may seek to intervene to oppose Canadian National's application or to seek protective conditions in the event approval by the STB is granted. The STB has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns.

           Canadian National has informed us that it intends to present to the STB its case that the acquisition of Wisconsin Central by Canadian National satisfies the standard set forth in the preceding paragraph. First, Canadian National will seek to show that a combination of Canadian National and Wisconsin Central will have no significant adverse effect on rail competition and indeed will strengthen such competition. In particular, not a single "two-to-one" point
- a point where rail service was reduced from two carriers to one carrier - within the United States would arise as a result of the merger. Second, Canadian National will seek to show that a combination of Wisconsin Central and Canadian National has significant public benefits. For example, Canadian National has informed us that it will offer Wisconsin Central customers a service implementation plan that will assure that service levels after the merger will be equal to, or better than, current levels of service. While Canadian National will seek to present a highly persuasive case, there can be no assurance that its application will not be denied or will not be granted subject to conditions that are so onerous that the combination is not consummated.

           If the STB declines to accept or approve Canadian National's application as being one for a "minor" transaction, determines that it is not a "minor" transaction within 30 days of filing the application, fails to render a decision within 180 days of the application, or imposes certain conditions on the transaction, Canadian National may elect to terminate the merger agreement without payment of the termination fee. See "THE MERGER AGREEMENT - Termination of the Merger Agreement."

EXON-FLORIO

           The Committee on Foreign Investment in the United States ("CFIUS") may review and investigate the merger under the Defense Production Act of 1950, as amended, commonly known as Exon-Florio, and the President of the United States or his designee is empowered to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States pursuant to Exon-Florio. In particular, Exon-Florio enables the President to suspend or prohibit any acquisition, merger or takeover by a foreign person if that acquisition, merger or takeover threatens to impair the national security of the United States. Any determination that an investigation is called for must be made within 30 days of the parties' voluntary notice of the proposed transaction. If such a determination is made, any such investigation must be completed within 45 days of such determination. Thereafter, any decision to take action must be announced within 15 days of completion of the investigation. We and Canadian National will consider whether to make a voluntary filing to CFIUS seeking a finding that the merger does not impair the national security of the United States.

ANTITRUST

           Under the Hart-Scott-Rodino Act and the rules that have been promulgated thereunder by the Federal Trade Commission, certain mergers and acquisitions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The notice and waiting period requirements of the Hart-Scott-Rodino Act should not apply to the merger to the extent that the merger is subject to approval by the STB.

           In addition, certain mergers and acquisitions may not be consummated unless a pre-merger notification and certain information have been furnished to the Canadian Competition Bureau pursuant to Part IX of the Competition Act (Canada) (the "Competition Act"), the applicable statutory waiting period has expired and the Commissioner of Competition has either confirmed that his review is complete and he does not have sufficient grounds on which to apply for an order under the Competition Act or issued an advance ruling certificate in connection with the merger.

           We also expect to make all other filings required under other U.S., Canadian or foreign antitrust or competition laws or by other antitrust authorities.

STATE TAKEOVER STATUTES

           A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Wisconsin Central, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. We do not believe that any of these laws will, by their terms, apply to the merger. If any government official or third party should seek to apply any state takeover law to the merger between Canadian National and Wisconsin Central, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. A determination that any state takeover statute applies to the merger may delay or prevent the consummation of the merger.

OTHER REQUIREMENTS

           As a condition to Canadian National's obligations to complete the merger, we may also need the consent of other various domestic and foreign third parties, some of which include governmental agencies.

                              THE MERGER AGREEMENT

           The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. We urge you to read the actual merger agreement carefully in its entirety.

GENERAL

           The merger agreement provides that as soon as practicable after all conditions to the merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, WC Merger Sub will be merged with and into Wisconsin Central in accordance with Delaware law. Wisconsin Central will be the surviving corporation in the merger, and, as a result of the merger, Canadian National will indirectly own all of the surviving corporation's common stock. From and after the effective time of the merger, the surviving corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Wisconsin Central and WC Merger Sub, all as provided under Delaware law.

           At the effective time of the merger, each share of common stock of WC Merger Sub then issued and outstanding will become one share of common stock of the surviving corporation. In the merger, the certificate of incorporation and by-laws of WC Merger Sub will be the certificate of incorporation and by-laws of the surviving corporation. Also, as of the completion of the merger, the officers of Wisconsin Central will be the officers of the surviving corporation and the directors of WC Merger Sub will be the directors of the surviving corporation.

CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS

           At the effective time of the merger, each share of Wisconsin Central common stock then issued and outstanding - other than shares held by Canadian National or any subsidiary of Canadian National or, if the STB or a court determines that appraisal rights are available, held by stockholders who perfect their appraisal rights under Delaware law - will be converted into the right to receive $17.15 in cash, without interest.

STOCK OPTIONS

           Upon the consummation of the merger, each outstanding option to purchase shares of Wisconsin Central common stock under any employee or director stock option or compensation plan will be adjusted into an option to acquire, on the same terms and conditions, the number of shares of common stock of Canadian National equal to the result obtained - rounded down to the nearest whole number
- by multiplying the number of shares of Wisconsin Central common stock subject to the option by the "conversion ratio." The term "conversion ratio" means a fraction, the numerator of which is 17.15 and the denominator of which is the average of the closing sales price of Canadian National common stock on the New York Stock Exchange for the 10 consecutive trading days immediately prior to and including the day preceding the date the merger is consummated. The exercise price per share of Canadian National common stock will be equal to the aggregate price for the shares of Wisconsin Central common stock subject to such option divided by the aggregate number of shares of Canadian National common stock purchasable under the adjusted option.

WITHHOLDING TAXES

           Each of Canadian National and the surviving corporation is entitled to deduct and withhold from the merger consideration those amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax laws.

REPRESENTATIONS AND WARRANTIES

           We have made various customary representations and warranties in the merger agreement to Canadian National and WC Merger Sub with respect to, among other things:

- proper organization, good standing and qualification to do business in various jurisdictions with respect to Wisconsin Central and our subsidiaries;

- power and authority of Wisconsin Central to enter into and perform its obligations under the merger agreement and enforceability of the merger agreement against Wisconsin Central;

- the unanimous approval of the merger by our board of directors and the receipt by our board of directors of Goldman Sachs' fairness opinion;

- required consents and approvals of governmental entities and the absence of conflict or violations with our governing documents and certain agreements as a result of the merger;

-          capital structure of Wisconsin Central and our subsidiaries;

-          our international investments;

-          the making and accuracy of Securities and Exchange Commission filings
           - including our financial statements;

-          accuracy of the proxy statement and related materials;

- absence of certain material changes since September 30, 2000 that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Wisconsin Central;

-          absence of undisclosed material liabilities;

-          identification and enforceability of material contracts;

-          compliance with applicable laws and court orders;

-          litigation and other liabilities;

-          labor matters;

-          retention of, and payment of fees to, brokers and finders;

-          tax matters;

-          employee benefit plans;

-          environmental matters; and

-          non-contravention of state takeover statutes.

           In addition, Canadian National has made various customary representations and warranties in the merger agreement to us with respect to, among other things:

- proper organization, good standing and qualification to do business in various jurisdictions with respect to Canadian National and WC Merger Sub;

- power and authority of Canadian National and WC Merger Sub to enter into and perform their respective obligations under the merger agreement and enforceability of the merger agreement against each of Canadian National and WC Merger Sub;

- required consents and approvals of governmental entities and the absence of conflict or violations with their respective governing documents and certain agreements as a result of the merger;

- accuracy of the information provided by Canadian National for inclusion in the proxy statement and related materials;

-          retention of, and payment of fees to, brokers and finders;

-          adequacy of funds; and

-          compliance with applicable laws and court orders.

COVENANTS

           We agreed that we and each of our subsidiaries will, except as expressly set forth in the merger agreement or consented to in writing by Canadian National, carry on our respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, we have agreed to:

           - use our reasonable best efforts to preserve intact our current business organizations, use our reasonable best efforts to keep available the services of our current officers and of our key employees as a group, and

           - use our reasonable best efforts to preserve our relationships with those persons having business dealings with us.

           We also agreed that, except as expressly set forth in the merger agreement or consented to in writing by Canadian National, until the earlier of the termination of the merger agreement or the effective time of the merger, we will not and will not permit any of our subsidiaries to:

         CAPITAL

           - declare, set aside, make or pay any dividend or make any other distribution in respect of any of its capital stock, except that our wholly-owned subsidiaries may declare and pay dividends to their respective parents;

           - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock;

           -    redeem, purchase or otherwise acquire any of its capital stock;

           - issue, sell, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares pursuant to the exercise of options outstanding on the date of the merger agreement or the issuance of shares or options granted in compliance with the restrictions in the merger agreement;

        ORGANIZATIONAL DOCUMENTS

           - adopt, propose or agree to any amendment to its organizational documents or a material term of its outstanding securities;

        ACQUISITIONS AND DISPOSITIONS

           - sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any lien or otherwise dispose of its properties or assets, other than (a) liens securing intercompany indebtedness, (b) sales, abandonments or other dispositions of railroad equipment and property in the ordinary course of business consistent with past practice, (c) leases and licenses with a term of less than one year of railroad equipment and property in the ordinary course of business consistent with past practice, (d) leases and licenses with a term of at least one year of railroad equipment and property in the ordinary course of business consistent with past practice, which, in the case of clauses (b) and (d), do not exceed in the aggregate $10,000,000 on an annual basis - measured separately for each clause;

           - make or agree to make any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) or capital expenditure in excess of $5,000,000 individually, or $75,000,000 in the aggregate annually except as reasonably necessary in response to an unanticipated emergency situation to preserve the existing level of utility of any of Wisconsin Central's railroad lines or pursuant to agreements and commitments entered into prior to the date of the merger agreement and previously made available to Canadian National;




      EMPLOYEE BENEFITS

      - grant or amend any severance or termination arrangement, or increase the benefits payable under any existing agreement;

      - enter into or amend any employment, deferred compensation or similar agreement;

      - establish, adopt or amend any collective bargaining agreement, employee benefit plan, or arrangement for the benefit of any current or former directors, officers or employees of Wisconsin Central, except, with respect to collective bargaining agreements, as may be required by law or in the ordinary course of business;

      - increase the compensation, bonus or other benefits payable to the directors, officers or employees of Wisconsin Central, other than increases in the ordinary course of business consistent with past practice;

      OTHER COVENANTS

      - incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, other than borrowings under credit facilities existing on the date of the merger agreement and replacements or refinancings thereof, and other borrowings in the ordinary course of business consistent with past practices but in no event exceeding $20 million in the aggregate;

      - make any material loans, or capital contributions to, or investments in, any other person, other than to our wholly-owned subsidiaries in the ordinary course of business, consistent with past practice;

      - except as required by law or as consistent with past practice, make any tax election;

      - pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (a) where there is a legal obligation to pay, (b) reflected or reserved against in, or contemplated by, the unaudited consolidated balance sheet of Wisconsin Central filed with the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000, (c) incurred in the ordinary course of business consistent with past practice or
           (d) liabilities incurred in connection with the merger agreement; provided that, with respect to clause (c), none of such payments, discharges, settlements or satisfaction shall in any event exceed $10,000,000 in the aggregate per annum;

      - except in the ordinary course of business consistent with past practice, enter into any contract or agreement involving annual payments of more than $1,000,000, modify or amend in any material respect or terminate any such contract or agreement to which Wisconsin Central or any of its subsidiaries is a party, or waive, release or assign any rights or claims under any contract or agreement that are significant to such contract or agreement;

      - materially change accounting policies or procedures, except as required by a change in generally accepted accounting principles or Securities and Exchange Commission position;

      - enter into any agreement containing any provision or covenant (x) limiting in any respect the ability to compete with any person which would bind Wisconsin Central or any of its subsidiaries or any successor after the effective time of the merger or (y) granting any concessions or rights to any railroad or other person with respect to the use of any rail lines, yards or other fixed railroad property of Wisconsin Central or its subsidiaries - whether through divestiture of lines, the grant of trackage or haulage rights or otherwise - other than grants of a period of less than six months;

      - enter into any partnership, joint venture or similar agreement or arrangement;

      - except as permitted in the merger agreement, enter into any agreement relating to indebtedness for borrowed money or the deferred purchase price of property, except for agreements with an outstanding principal amount of not more than $2.5 million and which may be prepaid on not more than 30 days notice without penalty other than customary "breakage" costs;

      - other than in the ordinary course of business consistent with past practice, enter into any material commitment, transaction, contract or agreement;

      - take any action that would reasonably be expected to make any of our representations in the merger agreement inaccurate; or

      - authorize, commit or agree to take any of the actions described above.

EMPLOYEE BENEFITS

           The merger agreement provides that during the first half of 2001, we may grant to active employees of Wisconsin Central and our subsidiaries options to purchase up to an aggregate of 500,000 shares of our common stock and, during the first half of 2002, if the merger has not been consummated, grant up to an aggregate of 500,000 additional options to purchase our common stock, subject to the consent of Canadian National. The grants of such options will be made under our 1997 Long-Term Incentive Plan to such individuals, and in such amounts and subject to such terms and conditions as are consistent with past practices, provided that we will take all actions reasonably necessary to provide that the vesting of such options shall not be accelerated by the consummation of the merger. We may also continue to issue options in accordance with the terms of our Director Stock Option Plan.

           Canadian National has agreed to maintain for each of our and our subsidiaries' employees as of the effective time of the merger who are not covered by collective bargaining agreements or entitled to the protections of NEW YORK DOCK RY.-CONTROL-BROOKLYN EASTERN DIST., 360 I.C.C. 60, 84-90 (1979) ("NEW YORK DOCK"), until twenty-four months have elapsed from the consummation of the merger, the salary, wages and target annual bonus levels at no less than the levels in effect immediately prior to the consummation of the merger and employee benefits at levels that are substantially comparable, in the aggregate, to those that they were entitled to on the date of the consummation of the merger. Our and our subsidiaries' employees will be given credit for their service with Wisconsin Central or any of our subsidiaries under all Canadian National employee benefit plans in which they may participate for purposes of eligibility for and vesting of benefits, but not for purposes of benefit accruals, levels or amounts under any pension or retirement benefit plan. In addition, our and our subsidiaries' employees will be given credit for deductibles and co-payments made prior to the merger. Canadian National has also agreed to provide employees as of the effective time of the merger who are not covered by collective bargaining agreements or severance agreements or entitled to the protections of NEW YORK DOCK, with severance protections and benefits equivalent to those provided to similar full-time employees of Illinois Central Corporation in connection with Canadian National's merger with Illinois Central Corporation effective in July 1999.

SPECIAL MEETING

           The merger agreement provides that, as soon as reasonably practicable after the date of the merger agreement, we must give notice of, convene and hold the special meeting and use our reasonable efforts to solicit from you proxies in favor of the adoption of the merger agreement.

ACCESS TO INFORMATION AND INTEGRATION

           Subject to the terms of a confidentiality agreement with Canadian National, we will afford to Canadian National and its representatives, reasonable access to our properties, books and records and furnish Canadian National with all information concerning the business it reasonably requests. We have agreed to work with Canadian National to develop plans for the integration of our and our subsidiaries' operations with theirs.

REASONABLE BEST EFFORTS

           Pursuant to the terms and conditions of the merger agreement, each party to the merger agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement. We agree to use our reasonable best efforts to ensure that the merger is exempt from or otherwise not subject to any and all applicable state anti-takeover laws.

PUBLIC ANNOUNCEMENTS

           The merger agreement provides that Wisconsin Central and Canadian National will consult with each other before issuing any press release or making any public statement with respect to the merger agreement and the transactions contemplated thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

NO SOLICITATION OF OTHER OFFERS

      The merger agreement provides that neither we nor our subsidiaries or representatives will:

      - initiate, solicit or encourage any inquiries relating to a proposal by any person or any indication of interest with respect to an Acquisition Proposal (as defined below); or

      - except as provided below, participate in any negotiations or discussions with, or furnish or cause to be furnished any confidential information to, any person relating to an Acquisition Proposal.

      The merger agreement also provides that we, our subsidiaries and representatives will:

      - immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person in connection with any potential Acquisition Proposal; and

      - notify Canadian National - including in such notification the identity of the person making inquiries or proposals, requesting information or access or seeking to initiate or continue negotiations or discussions, as the case may be - with reasonable promptness if any inquiries or proposals relating to an Acquisition Proposal are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, us.

      Notwithstanding the foregoing, prior to the approval and adoption of the merger agreement by the stockholders of Wisconsin Central, we or our board of directors may, if our board of directors has concluded in good faith, based on the advice of outside counsel, that such action is reasonably necessary for our board of directors to act in a manner consistent with its fiduciary duties under applicable law:

      - terminate the merger agreement as contemplated under " - Termination of the Merger Agreement" below or

      - directly or indirectly furnish non-public information and access to, and participate in discussions or negotiations with, any person in response to an unsolicited bona fide written Acquisition Proposal, provided that prior to furnishing non-public information and access to, or participating in discussions or negotiations with, any person, we receive from such person an executed confidentiality and standstill agreement with terms not in the aggregate less favorable to us than those contained in the confidentiality agreement with Canadian National - it being understood that we may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to us provided that we waive or similarly modify the standstill provision in the confidentiality agreement with Canadian National. In addition, at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, we are required to provide written notice to Canadian National advising them of our intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal. Within such 48-hour period, Canadian National may propose an improved transaction to us.

      "Acquisition Proposal" means, other than the transactions contemplated by the merger agreement, any offer or proposal for, any indication of interest in, or any inquiry from any third-party relating to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving
(i) Wisconsin Central or (ii) any one or more of our subsidiaries which, individually or in the aggregate, have an aggregate value equal to 10% or more of Wisconsin Central's market capitalization, (b) any purchase of assets of Wisconsin Central or any of our subsidiaries having an aggregate value equal to 10% or more of Wisconsin Central's market capitalization, (c) any purchase of, or tender or exchange offer for, 10% or more of Wisconsin Central's or any of our subsidiaries equity securities with - in the case of equity securities of any one or more of our subsidiaries - an aggregate value equal to 10% or more of Wisconsin Central's market capitalization or (d) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the merger. As used in this paragraph, "subsidiary" means those entities in which Wisconsin Central has ownership interests having ordinary voting power to elect a majority of the board of directors.

CONDITIONS TO THE MERGER

      Each party's obligations to consummate the merger is subject to a number of conditions, including the following:

      - the approval and adoption of the merger agreement by the holders of a majority of all of our outstanding shares of common stock as of the record date;

      - the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Act and other applicable foreign antitrust laws;

      - Wisconsin Central, Canadian National and all other relevant entities have filed all notices and information required under Part IX of the Competition Act (Canada) and the applicable statutory waiting period thereunder has expired, and the Commissioner of Competition has confirmed in writing that his review of the merger is completed and that he does not have sufficient grounds on which to apply for an order under the Competition Act, or the Commissioner has issued an advance ruling certificate in connection with the merger;

      - the STB has issued a decision - which decision has not been stayed or enjoined - that (a) constitutes a final unappealable order approving, exempting or otherwise authorizing the merger, to the extent required, and (b) does not change the amount or nature of the consideration to be paid for each share of our common stock; provided that if Canadian National waives the condition that the order be unappealable, then Wisconsin Central will be automatically deemed to have also waived such requirement; and

      - no provision of any applicable law and no judgment, injunction, order or decree prohibits the consummation of the merger.

      In addition, Canadian National's obligation to consummate the merger depends upon satisfaction or waiver of the following conditions, among others:

      - We have performed in all material respects all of our obligations under the merger agreement;

      - our representations and warranties are true and correct, subject to certain materiality exceptions;

      - the STB has issued a decision - which decision has not been stayed or enjoined - that (a) constitutes a final unappealable order approving, exempting or otherwise authorizing the merger, to the extent required, and (b) does not require the inclusion of any rail carriers or rail properties material to Canadian National or its subsidiaries or impose on Canadian National, Wisconsin Central or any of their respective subsidiaries any other terms or conditions - including labor protective provisions, but excluding conditions heretofore imposed by the United States Interstate Commerce Commission in NEW YORK DOCK and any other condition offered, volunteered or agreed to by Canadian National - that would materially and adversely affect Canadian National's reasonably anticipated financial benefits of the merger to Canadian National and its stockholders;

      - no court, arbitrator or governmental entity - other than the STB - has issued any order restraining or prohibiting the operation of the business of Canadian National, Wisconsin Central or any of their respective subsidiaries after the consummation of the merger in a manner that would materially and adversely affect Canadian National's reasonably anticipated financial benefits of the merger to Canadian National and its stockholders; and

      - all consents, actions by or in respect of, or filings with, any person or governmental body, agency, official or authority, domestic, foreign or supernational, relating to our international investments that are required to consummate the merger have been taken, made or obtained, all such consents are final, and none of such consents or actions have been stayed or enjoined and, to the extent relating to EWS, no such actions or consents include or are subject to any condition that would materially and adversely affect Canadian National's reasonably anticipated financial benefits of the merger to Canadian National and its stockholders.

      Our obligation to consummate the merger depends upon satisfaction or waiver of the following additional conditions, among others:

      - Canadian National and WC Merger Sub have performed in all material respects all of their obligations under the merger agreement; and

      - Canadian National's representations and warranties are true and correct, subject to certain materiality exceptions.

      If the law permits, either Wisconsin Central or Canadian National may waive a condition to our respective obligations to complete the merger even though that condition has not been satisfied.

TERMINATION OF THE MERGER AGREEMENT

      The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval and adoption of the merger agreement by our stockholders, by mutual written agreement of Wisconsin Central and Canadian National.

      The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval and adoption of the merger agreement by our stockholders, by either Wisconsin Central or Canadian National if:

      -    the merger has not been consummated on or before July 31, 2002;

      - there is any law that makes consummation of the merger illegal or if any judgment, injunction, order or decree enjoining Wisconsin Central or Canadian National from consummating the merger is entered and such judgment, injunction, order or decree has become final and nonappealable;

      - the merger agreement has not been approved and adopted in accordance with Delaware Law by the holders of a majority of all outstanding shares of our common stock at the special meeting or any adjournment or postponement thereof; or

      - the STB has issued a decision - which decision has not been stayed or enjoined - that constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the merger and changes the amount or nature of the consideration to be paid for each share of our common stock.

      The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval and adoption of the merger agreement by our stockholders, by Canadian National if:

      - Wisconsin Central breaches or fails to perform any representation, warranty, covenant or agreement on our part set forth in the merger agreement or any event, circumstance, development, set of circumstances or facts has occurred or exists such that the conditions to Canadian National closing the merger relating to Wisconsin Central's compliance with its covenants and the accuracy of its representations will not be capable of being materially satisfied by July 31, 2002;

      - Wisconsin Central fails to cause a meeting of its stockholders to vote on the merger agreement to be duly called, fails to use its reasonable best efforts to ensure that such meeting is held as soon as reasonably practicable or, subject to the board of director's fiduciary duties, fails to use its reasonable best efforts to obtain the necessary approval and adoption of the merger agreement from its stockholders;

      - Wisconsin Central enters into a definitive agreement relating to a third party acquisition or violates any of the non-solicitation provisions of the merger agreement;

      - Wisconsin Central's board of directors withdraws, modifies or changes in a manner adverse to Canadian National its recommendation that Wisconsin Central's stockholders approve and adopt the merger agreement or the board of directors of Wisconsin Central enters into a definitive agreement with respect to an Acquisition Proposal;

      - prior to the adoption of the merger agreement by Wisconsin Central's stockholders, any person or group - other than Canadian National or its subsidiaries or affiliates - becomes the beneficial owner of at least a majority of the outstanding shares of common stock of Wisconsin Central;

      - the STB (a) announces or otherwise indicates before Canadian National's application or petition with respect to the merger is tendered for filing that it will decline to receive or accept such an application or petition as being one for a "minor" transaction, (b) declines to receive or accept for filing, processing, consideration or a proceeding Canadian National's application or petition with respect to the merger as being one for a "minor" transaction, (c) at any time more than 30 days after the filing of Canadian National's application or petition with respect to the merger, has failed to determine that such application or petition will be accepted for filing, processing, consideration or proceeding as a "minor" transaction or determines at any time that such an application or petition will not be accepted for filing, processing, consideration or proceeding or (d) at any time more than 180 days after the filing of any application or petition by Canadian National that the STB accepts as complete and sufficient to a proceeding for review of a "minor" transaction, has failed to grant a final order approving, exempting or otherwise authorizing consummation of the transactions contemplated by the merger agreement;

      - the STB issues a decision - which decision has not been stayed or enjoined - that constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by the merger agreement and (a) requires inclusion of any rail carriers or rail properties material to Canadian National or any of its subsidiaries or (b) imposes on Wisconsin Central, Canadian National, WC Merger Sub or any of their respective subsidiaries any other terms or conditions - including labor protective provisions, but excluding conditions heretofore imposed by the United States Interstate Commerce Commission in NEW YORK DOCK and any other condition offered, volunteered or agreed to by Canadian National - that would materially and adversely affect Canadian National's reasonably anticipated financial benefits of the transactions contemplated by the merger agreement to Canadian National and its stockholders; or

      - the STB issues a decision, other than a decision that constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by the merger agreement, that, with respect to the transactions contemplated by the merger agreement (a) requires or would require inclusion of any rail carriers or rail properties material to Canadian National or any of its subsidiaries or (b) imposes, or if it were to become a final unappealable order, would impose on Wisconsin Central, Canadian National, WC Merger Sub or any of their respective subsidiaries any other terms or conditions - including labor protective provisions, but excluding conditions heretofore imposed by the United States Interstate Commerce Commission in NEW YORK DOCK and any other condition offered, volunteered or agreed to by Canadian National - that would materially and adversely affect Canadian National's reasonably anticipated financial benefits of the transactions contemplated by the merger agreement to Canadian National and its stockholders.

      Notwithstanding the foregoing, Canadian National forfeits its right to terminate the merger agreement pursuant to the three preceding clauses if it fails to exercise the particular termination right within the applicable time period set forth in the merger agreement. Any forfeiture of any particular termination right as set forth above in respect of a particular STB action will not affect any other particular termination right of Canadian National, including any termination right in respect of any other particular action by the STB.

      The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval and adoption of the merger agreement by our stockholders, by Wisconsin Central if:

      - Canadian National or WC Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement on its part set forth in the merger agreement or any event, circumstance, development set of circumstances or facts has occurred or exists such that the conditions to our closing the merger relating to Canadian National's and WC

           Merger Sub's compliance with their covenants and the accuracy of their representations will not be capable of being materially satisfied by July 31, 2002; or

      - prior to the approval and adoption of the merger agreement by the stockholders of Wisconsin Central, Wisconsin Central or its board of directors enters into or publicly announces its intention to enter into, a definitive agreement with respect to an Acquisition Proposal, if the board of directors concludes in good faith, after consultation with outside counsel, that such action is reasonably necessary in order for the board of directors to act in a manner consistent with the board of directors' fiduciary duty under applicable law; provided that the right to terminate the merger agreement pursuant to this clause will not be available unless Wisconsin Central has complied with the non-solicitation provisions of the merger agreement and concurrently with such termination enters into a definitive agreement to effect the Acquisition Proposal.

      Upon termination, the merger agreement will become void and there will be no liability on the part of any party except as set forth under "THE MERGER AGREEMENT - Termination Fees; Expenses." However, no party will be relieved from any liability for any intentional breach of the merger agreement.

TERMINATION FEES; EXPENSES

      We have agreed to pay Canadian National a fee of $24 million if:

      - the merger agreement is terminated by Canadian National because we enter into an acquisition agreement with a third party or violate any of our obligations with respect to the special meeting or any of the non-solicitation provisions of the merger agreement;

      - the merger agreement is terminated by Canadian National because our board of directors (a) withdraws or changes its approval or recommendation of the merger agreement in a manner adverse to Canadian National or (b) approves or recommends to our stockholders a third party acquisition;

      - the merger agreement is terminated by Canadian National because any person or group becomes the beneficial owner of a majority of our common stock prior to the approval and adoption of the merger agreement by our stockholders;

      - the merger agreement is terminated by Wisconsin Central because, prior to the approval and adoption of the merger agreement by our stockholders, we execute an acquisition agreement with a third party, if our board of directors determines in good faith, after consultation with outside legal counsel, that such action is necessary to comply with its fiduciary duties to the stockholders; or

      - the merger agreement is terminated by either Canadian National or us because an Acquisition Proposal has been made to us or our stockholders generally or any person has publicly announced an intention to make an Acquisition Proposal with respect to us and thereafter our stockholders do not approve and adopt the merger agreement at the special meeting.

      The effect of the termination fee provisions is to make it more expensive for any other potential acquirer to acquire control of Wisconsin Central. This might discourage a potential acquirer from making an offer to acquire Wisconsin Central.

      Similarly, Canadian National has agreed to pay us a fee of $24 million if:

- Canadian National terminates the merger agreement because the STB issues an order approving or exempting the merger that requires inclusion of any rail carriers or rail properties material to Canadian National or its subsidiaries or imposes a condition that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger; or

- Canadian National determines not to consummate the merger because the STB fails to issue a final, unappealable order approving or exempting the merger that does not require the inclusion of any rail carriers or rail properties material to Canadian National or its subsidiaries or imposes a condition that would materially and adversely affect the financial benefits reasonably anticipated by Canadian National from the merger.

           Except as described above, whether or not the merger is completed, we and Canadian National will each pay our own fees and expenses.

AMENDMENT TO THE MERGER AGREEMENT

           The merger agreement may be amended by the parties to the merger agreement in writing at any time before or after the approval by our stockholders of the merger, but after any approval by our stockholders of the merger, no amendment may be made which by law requires the further approval of stockholders without obtaining this further approval.


                                  OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth the beneficial ownership of Wisconsin Central's common stock (i) by each person who is known by Wisconsin Central to own beneficially more than 5% of the outstanding shares of common stock, (ii) by each director, (iii) by each of the named executive officers and (iv) by all current directors and executive officers as a group. Except as indicated in notes to the table and except for beneficial owners whose Form 13F filings are the source of Wisconsin Central's information, each beneficial owner listed in the table has advised Wisconsin Central or indicated in filings with the Securities and Exchange Commission that such owner has sole dispositive and voting power with respect to the shares of common stock indicated. The information in the table is provided based on information known to Wisconsin Central as of February 8, 2001.

                             PRINCIPAL STOCKHOLDERS


                                                                                 SHARES BENEFICIALLY OWNED (1)
                                                                           -------------------------------------------
                          NAME                                               NUMBER                          PERCENT
---------------------------------------------                              ------------                    -----------
Southeastern Asset Management, Inc. (2)                                      7,088,500                         15.3
State of Wisconsin Investment Board (3)                                      4,565,000                          9.8
Cascade Investment L.L.C. (4)                                                3,600,300                          7.8
Edward A. Burkhardt (5)                                                      3,480,004                          7.5
Tweedy, Browne Company LLC (6)                                               3,206,957                          6.9
Capital Research & Management Company (7)                                    2,306,800                          5.0
Thomas F. Power, Jr. (8)                                                     1,056,418                          2.3
Robert H. Wheeler                                                              539,448                          1.2
Roland V. McPherson                                                            519,582                          1.1
J. Reilly McCarren                                                             271,700                            *
Walter C. Kelly                                                                147,006                            *
Thomas W. Rissman (9)                                                          128,514                            *
Ronald G. Russ (10)                                                            118,819                            *
Carl Ferenbach                                                                 116,926                            *
James E. Fisk                                                                   56,237                            *
A. Francis Small (11)                                                           48,000                            *
John W. Rowe (12)                                                               36,000                            *
Thomas E. Evans                                                                 35,000                            *
Directors and current executive officers as a group (22 persons) (13)        4,986,642                         10.5

---------------------------------------------------------------------------------------------------------------------

* Percentage beneficially owned does not exceed 1%.

(1) Any shares of Wisconsin Central common stock which a person has the right to acquire through exercise of options exercisable within 60 days after February 8, 2001 are considered to be outstanding for purposes of this table. Listed stockholders have such options to acquire shares of Wisconsin Central common stock in the following numbers: Mr. Power: 110,000; Mr. Wheeler: 52,000; Mr. McPherson:
           42,000; Mr. McCarren: 199,000; Mr. Kelly: 43,700; Mr. Rissman:
           42,000; Mr. Russ: 26,750; Mr. Ferenbach: 42,000; Mr. Fisk: 41,750;
           Dr. Small: 36,000; Mr. Rowe: 30,000; and Mr. Evans: 30,000.

(2) According to a Schedule 13G filed as of January 30, 2001 with the Securities and Exchange Commission by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Small Cap-Fund ("Longleaf") and Longleaf Partners International Fund ("Longleaf International") which indicates that Southeastern has sole voting power with respect to 451,500 of these shares, sole dispositive power with respect to 692,500 of these shares, shared voting and shared dispositive power with respect to 6,396,000 of these shares, and no voting power with respect to 241,000 of these shares; and Longleaf has no sole voting or sole dispositive power with respect to these shares but has shared voting and shared dispositive power with respect to 5,550,800 of these shares; and Longleaf International has no sole voting or sole dispositive power with respect to these shares but has shared voting and shared dispositive power with respect to 845,200 of these shares. The address of Southeastern, Longleaf and Longleaf International is 6410 Poplar Ave., Suite 900, Memphis, Tennessee 38119.

(3) According to a Form 13F filed with the Securities and Exchange Commission as of December 31, 2000. The address of the State of Wisconsin Investment Board is P.O. Box 7842, 121 East Wilson Street, Madison, Wisconsin 53707.

(4) According to a Schedule 13G filed with the Securities and Exchange Commission by Cascade Investment L.L.C. as of April 28, 2000, which indicates that Cascade Investment L.L.C. and William H. Gates III each have shared voting and dispositive power with respect to these shares. The address of Cascade Investment L.L.C. is 2365 Carillon Point, Kirkland, Washington 98033.

(5) The number of shares shown for Mr. Burkhardt is based on Wisconsin Central's records of registered holders of shares and options. According to Wisconsin Central's records, Mr. Burkhardt's address is 573 Earlston Road, Kenilworth, Illinois 60043-1014. Mr. Burkhardt is a member of a group calling itself the Wisconsin Central Shareholders Committee to Maximize Value ("Committee") along with John W. Barriger, Robert E. Dowdy, Aaron J. Gellman, Michael W. Howell, Henry Posner III and Andy Sze. According to a Schedule 13D/A filed with the Securities and Exchange Commission by the Committee as of November 2, 2000, the number of shares beneficially owned by the Committee (including Mr. Burkhardt) was 3,539,254, with Mr. Burkhardt having sole voting and dispositive power with respect to 3,510,004 of these shares, Mr. Barriger having sole voting and dispositive power with respect to 3,000 of these shares, Mr. Dowdy having sole voting and dispositive power with respect to 100 of these shares, Mr. Gellman having sole voting and dispositive power with respect to 2,000 of these shares, Mr. Howell having sole voting and dispositive power with respect to 1,150 of these shares, Mr. Posner having no voting or dispositive power with respect to these shares and Mr. Sze having sole voting and dispositive power with respect to 23,000 of these shares.

(6) According to a Schedule 13D/A filed with the Securities and Exchange Commission as of December 13, 2000 by Tweedy, Browne Company LLC, which indicates that Tweedy, Browne Company LLC has sole voting power with respect 3,138,877 shares and sole dispositive power with respect to 3,206,957 shares. The address of Tweedy, Browne Company LLC is 350 Park Avenue, New York, New York 10022.

(7) According to a Form 13F filed with the Securities and Exchange Commission by Capital Research & Management Company as of September 30, 2000. The address of Capital Research & Management Company is 333 South Hope Street, 55th Floor, Los Angeles, California 90071-1447.

(8) Includes 57,000 shares held for the benefit of Mr. Power's spouse who has sole voting and sole dispositive power with respect to those 57,000 shares.

(9) Mr. Rissman serves as one of three co-trustees who have shared voting and dispositive power with respect to 1,016,316 shares held by the Mary Cynthia K. McLachlan Trust.

(10) Includes 100 shares held by Mr. Russ's spouse who has sole voting and dispositive power with respect to those 100 shares.

(11) Dr. Small reports that he has shared voting and dispositive power with respect to these shares.

(12) Includes 2,000 shares held by Mr. Rowe's spouse who has sole voting and sole dispositive power with respect to those 2,000 shares.

(13) Includes (i) the 57,000 shares owned by Mr. Power's spouse and referred to in Note 8, (ii) the 1,016,316 shares owned by the Mary Cynthia K. McLachlan Trust and referred to in Note 9, (iii) the 100 shares held by Mr. Russ's spouse and referred to in Note 10, (iv) the 2,000 shares owned by Mr. Rowe's spouse and referred to in Note 12, and (v) 1,016,875 shares which directors and executive officers have the right to acquire through exercise of options within 60 days after February 8, 2001.

EXPENSES OF SOLICITATION

           We will bear the expenses in connection with the solicitation of proxies. Solicitation of proxies will be made principally by mail. In addition to our solicitations by mail, our directors, officers and regular employees may solicit proxies personally and by telephone, telegraph, facsimile, Internet or other means for which they will receive no compensation in addition to their normal compensation, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have also retained D.F. King & Co., Inc., located at 77 Water Street, New York, New York 10005-4495, telephone number (212) 269-5550, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees and fiduciaries and will pay a fee of $20,000 plus that firm's transaction expenses for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may, upon request, reimburse them for their reasonable transaction and clerical expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which such persons hold of record.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

           Stockholder proposals intended to be presented at the 2001 annual meeting of Wisconsin Central had to be received by Wisconsin Central no later than the close of business on December 31, 2000 to be eligible for inclusion in Wisconsin Central's proxy statement and form of proxy relating to the 2001 annual meeting. Any stockholder proposal received after the close of business on December 31, 2000 would have been considered untimely and would not have been eligible for inclusion in Wisconsin Central's proxy statement and form of proxy relating to the 2001 annual meeting. No stockholder proposals were presented to Wisconsin Central by the close of business on December 31, 2000.

           FOR ANY PROPOSAL THAT IS NOT SUBMITTED FOR INCLUSION IN WISCONSIN CENTRAL'S PROXY STATEMENT FOR THE 2001 ANNUAL MEETING - AS DESCRIBED IN THE PRECEDING PARAGRAPH - BUT IS INSTEAD SOUGHT TO BE PRESENTED DIRECTLY AT THE 2001 ANNUAL MEETING, SECURITIES AND EXCHANGE COMMISSION RULES PERMIT MANAGEMENT TO VOTE PROXIES IN ITS DISCRETION IF WISCONSIN CENTRAL (A) RECEIVES NOTICE OF THE PROPOSAL BEFORE THE CLOSE OF BUSINESS ON FEBRUARY 26, 2001 AND ADVISES STOCKHOLDERS IN THE PROXY STATEMENT RELATING TO THE 2001 ANNUAL MEETING ABOUT THE NATURE OF THE MATTER AND HOW MANAGEMENT INTENDS TO VOTE ON SUCH MATTER, OR
(B) DOES NOT RECEIVE NOTICE OF THE PROPOSAL PRIOR TO THE CLOSE OF BUSINESS ON FEBRUARY 26, 2001.

INFORMATION INCORPORATED BY REFERENCE

           All documents we file pursuant to Section 13(a), (13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

AVAILABLE INFORMATION

           We are subject to the informational reporting requirements of the Exchange Act and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of such material may also be accessed through the Securities and Exchange Commission's web site at www.sec.gov. Our common stock is listed on The Nasdaq Stock Market-Registered Trademark- under the symbol "WCLX."

           Our filings with the Securities and Exchange Commission are available - without exhibits, unless the exhibits are specifically incorporated in this proxy statement by reference - to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or oral request directed to us at One O'Hare Centre, Suite 9000, 6250 North River Road, Rosemont, Illinois 60018, Attention: Ann Thoma, 1-847-318-4588. Copies of such filings will be sent, within one business day of receipt of such request, by first class mail, postage paid. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

           Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

           You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement, and if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. Wisconsin Central has supplied all information contained in this proxy statement relating to Wisconsin Central and its affiliates, and Canadian National has supplied all information contained in this proxy statement relating to Canadian National, WC Merger Sub and their affiliates.

           You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

           This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                            By order of the Board of Directors,

                            Thomas W. Rissman
                            Secretary

February 26, 2001

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                                                [CONFORMED COPY]



                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                January 29, 2001

                                      among

                        WISCONSIN CENTRAL TRANSPORTATION
                                  CORPORATION,

                        CANADIAN NATIONAL RAILWAY COMPANY

                                       and

                               WC MERGER SUB, INC.

                              TABLE OF CONTENTS(1)
                             ----------------------

                                                                            PAGE
                                                                            ----
ARTICLE 1
         DEFINITIONS
SECTION 1.01.  DEFINITIONS.....................................................1

ARTICLE 2
         THE MERGER
SECTION 2.01.  THE MERGER......................................................5
SECTION 2.02.  CONVERSION OF SHARES............................................6
SECTION 2.03.  SURRENDER AND PAYMENT...........................................6
SECTION 2.04.  STOCK OPTIONS...................................................7
SECTION 2.05.  NO APPRAISAL RIGHTS.............................................8
SECTION 2.06.  ADJUSTMENTS.....................................................8
SECTION 2.07.  WITHHOLDING RIGHTS..............................................9
SECTION 2.08.  LOST CERTIFICATES...............................................9

ARTICLE 3
         THE SURVIVING CORPORATION
SECTION 3.01.  CERTIFICATE OF INCORPORATION....................................9
SECTION 3.02.  BYLAWS..........................................................9
SECTION 3.03.  DIRECTORS AND OFFICERS..........................................9

ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.  CORPORATE EXISTENCE AND POWER..................................10
SECTION 4.02.  CORPORATE AUTHORIZATION........................................10
SECTION 4.03.  GOVERNMENTAL AUTHORIZATION.....................................11
SECTION 4.04.  NON-CONTRAVENTION..............................................11
SECTION 4.05.  CAPITALIZATION.................................................12
SECTION 4.06.  SUBSIDIARIES...................................................12
SECTION 4.07.  MINORITY INTERESTS.............................................13
SECTION 4.08.  SEC FILINGS....................................................15
SECTION 4.09.  FINANCIAL STATEMENTS...........................................16
SECTION 4.10.  DISCLOSURE DOCUMENTS...........................................17
SECTION 4.11.  ABSENCE OF CERTAIN CHANGES.....................................17
SECTION 4.12.  NO UNDISCLOSED MATERIAL LIABILITIES............................20
SECTION 4.13.  MATERIAL CONTRACTS.............................................20
SECTION 4.14.  COMPLIANCE WITH LAWS AND COURT ORDERS..........................22

-----------------------

          (1) The Table of Contents is not a part of this Agreement.


                                                                            PAGE
                                                                            ----
SECTION 4.15.  LITIGATION.....................................................22
SECTION 4.16.  LABOR MATTERS..................................................22
SECTION 4.17.  FINDERS' FEES..................................................23
SECTION 4.18.  OPINION OF FINANCIAL ADVISOR...................................24
SECTION 4.19.  TAXES..........................................................24
SECTION 4.20.  EMPLOYEE BENEFIT PLANS.........................................24
SECTION 4.21.  ENVIRONMENTAL MATTERS..........................................26
SECTION 4.22.  ANTITAKEOVER STATUTES..........................................27

ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF PARENT
SECTION 5.01.  CORPORATE EXISTENCE AND POWER..................................28
SECTION 5.02.  CORPORATE AUTHORIZATION........................................28
SECTION 5.03.  GOVERNMENTAL AUTHORIZATION.....................................29
SECTION 5.04.  NON-CONTRAVENTION..............................................29
SECTION 5.05.  DISCLOSURE DOCUMENTS...........................................30
SECTION 5.06.  FINDERS' FEES..................................................30
SECTION 5.07.  ADEQUATE FUNDS.................................................30
SECTION 5.08.  COMPLIANCE WITH LAWS...........................................30

ARTICLE 6
         COVENANTS OF THE COMPANY
SECTION 6.01.  CONDUCT OF THE COMPANY.........................................30
SECTION 6.02.  STOCKHOLDER MEETING; PROXY MATERIAL............................35
SECTION 6.03.  OTHER OFFERS...................................................36
SECTION 6.04.  ACCESS TO INFORMATION..........................................37
SECTION 6.05.  EMPLOYEE BENEFITS..............................................38

ARTICLE 7
         COVENANTS OF PARENT
SECTION 7.01.  OBLIGATIONS OF MERGER SUBSIDIARY...............................38
SECTION 7.02.  DIRECTOR AND OFFICER LIABILITY.................................39
SECTION 7.03.  CONDUCT OF PARENT..............................................39
SECTION 7.04.  EMPLOYEE BENEFITS..............................................40

ARTICLE 8
         COVENANTS OF PARENT AND THE COMPANY
SECTION 8.01.  REASONABLE BEST EFFORTS........................................41
SECTION 8.02.  STB APPROVAL...................................................41
SECTION 8.03.  CERTAIN FILINGS................................................42
SECTION 8.04.  PUBLIC ANNOUNCEMENTS...........................................43
SECTION 8.05.  FURTHER ASSURANCES.............................................43

                                                                            PAGE
                                                                            ----
SECTION 8.06.  NOTICES OF CERTAIN EVENTS......................................43
SECTION 8.07.  CONFIDENTIALITY................................................43
SECTION 8.08.  INTEGRATION PLANNING...........................................44

ARTICLE 9
         CONDITIONS TO THE MERGER
SECTION 9.01.  CONDITIONS TO OBLIGATIONS OF EACH PARTY........................44
SECTION 9.02.  CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
         SUBSIDIARY...........................................................45
SECTION 9.03.  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY...................46

ARTICLE 10
         TERMINATION
SECTION 10.01.  TERMINATION...................................................47
SECTION 10.02.  EFFECT OF TERMINATION.........................................52

ARTICLE 11
         MISCELLANEOUS
SECTION 11.01.  NOTICES.......................................................52
SECTION 11.02.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES....................53
SECTION 11.03.  AMENDMENTS; NO WAIVERS........................................53
SECTION 11.04.  EXPENSES......................................................54
SECTION 11.05.  SUCCESSORS AND ASSIGNS........................................55
SECTION 11.06.  GOVERNING LAW.................................................55
SECTION 11.07.  JURISDICTION..................................................55
SECTION 11.08.  WAIVER OF JURY TRIAL..........................................55
SECTION 11.09.  COUNTERPARTS; EFFECTIVENESS...................................55
SECTION 11.10.  NO THIRD PARTY BENEFICIARIES..................................56
SECTION 11.11.  ENTIRE AGREEMENT..............................................56
SECTION 11.12.  CAPTIONS......................................................56
SECTION 11.13.  SEVERABILITY..................................................56
SECTION 11.14.  GUARANTEE OF MERGER SUBSIDIARY................................57

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of January 29, 2001 among Wisconsin Central Transportation Corporation, a Delaware corporation (the "COMPANY"), Canadian National Railway Company, a Canadian corporation ("PARENT"), and WC Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

         The parties hereto agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any inquiry from any Third Party relating to, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (i) the Company or
(ii) any one or more of its Subsidiaries which, individually or in the aggregate, have an aggregate value equal to 10% or more of the Company's market capitalization, (B) any purchase of any assets of the Company or any of its Subsidiaries having an aggregate value equal to 10% or more of the Company's market capitalization, (C) any purchase of, or tender or exchange offer for, 10% or more of the Company's or any of its Subsidiaries' equity securities with (in the case of equity securities of any one or more Subsidiaries of the Company) an aggregate value equal to 10% or more of the Company's market capitalization or
(D) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the Merger.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "BUSINESS DAY" means a day, other than Saturday, Sunday or any other day on which commercial banks in Montreal, Quebec, Chicago, Illinois or New York, New York are authorized or required by Law to close.

         "CANADIAN PLAN" means any employment, severance or similar contract or arrangement or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries and (iii) covers any current or former Canadian employee of the Company or any of its Subsidiaries.

         "CODE" means the Internal Revenue Code of 1986.

         "COMPANY BALANCE SHEET" means the unaudited Consolidated Balance Sheet of the Company as of September 30, 2000 and the footnotes thereto set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000.

         "COMPANY BALANCE SHEET DATE" means September 30, 2000.

         "COMPANY STOCK" means the common stock, $.01 par value, of the Company.

         "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

         "COMPETITION ACT" means the COMPETITION ACT (Canada).

         "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of November 17, 2000 between the Company and Parent.

         "DATA ROOM" means the data room located at the offices of McLachlan, Rissman & Doll made available to Parent on December 20 and 21, 2000 and the real property and environmental records available at the Company's offices in Rosemont, Illinois and made available to Parent on the same dates and such other documents as have been delivered by the Company to Parent or its representatives prior to the execution of this Agreement.

         "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

         "DISCLOSURE LETTER" means the disclosure letter of the Company dated as of the date of this Agreement and delivered to Parent simultaneously with the execution and delivery by the Company of this Agreement.

         "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party relating to the protection of human health and safety from exposure to hazardous substances, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any Subsidiary of the Company as currently conducted.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "EWS" means English Welsh & Scottish Railway Holdings Limited, a company organized under the laws of England and Wales.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement, other than, in the case of clause (i), any such effect arising out of or resulting from (x) changes in conditions, including economic, regulatory or political developments, applicable to the railway industry generally, (y) changes in the financial markets generally or (z) the announcement of the Merger.

         "1933 ACT" means the Securities Act of 1933.

         "1934 ACT" means the Securities Exchange Act of 1934.

         "PARENT COMMON STOCK" means the common shares, without par value, in the capital of Parent.

         "PLAN YEAR" means each annual period commencing on July 1.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SEC" means the Securities and Exchange Commission.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "THIRD PARTY" means any Person other than Parent or any of its Subsidiaries.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder, and any reference to a regulatory or governmental authority shall be a reference to such authority and any successor to such authority, except that any representation and warranty (other than those set forth in Section 4.10) relating to any specific statute, rule or regulation shall refer only to the specific statute, rule or regulation as in effect on the date of this Agreement.

         (b) Any statement made to the "knowledge of the Company" shall mean that such statement is made only to the actual knowledge of any of Thomas F. Power, Ronald G. Russ, Walter C. Kelly, J. Reilly McCarren, Janet Gilbert, Robert Wheeler or Thomas Rissman.

         (c) Each of the following terms is defined in the Section set forth opposite such term:



       TERM                                                       SECTION
       -------                                                   ----------
       Adjusted Option.........................................     2.04


                                       A-4

       Certificates............................................     2.03
       Commissioner............................................     9.01
       Company Payment Event...................................    11.04
       Company Proxy Statement.................................     4.10
       Company SEC Documents...................................     4.08
       Company Securities......................................     4.05
       Company Stockholder Meeting.............................     6.02
       Company Subsidiary Securities...........................     4.06
       Contracts...............................................     4.13
       Dissenting Stockholders.................................     2.05
       Effective Time..........................................     2.01
       Employee Plans..........................................     4.20
       End Date................................................    10.01
       GAAP....................................................     4.09
       Indemnified Person......................................     7.02
       LTIP....................................................     6.05
       Merger..................................................     2.01
       Merger Consideration....................................     2.02
       Minority Interest.......................................     4.07
       Multiemployer Plan......................................     4.20
       Option..................................................     2.04
       Parent Payment Event....................................    11.04
       Paying Agent............................................     2.03
       Rights Plan.............................................     6.01
       STB.....................................................     4.03
       Surviving Corporation...................................     2.01

                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.01. THE MERGER. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

          (b) As soon as practicable, but in no event more than two Business Days, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger (other than those conditions that by their nature are to be satisfied at the Effective Time, with the consummation of the Merger to remain subject to the satisfaction or waiver of such conditions), the Company and Merger

Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as the parties may agree to specify in the certificate of merger).

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

          SECTION 2.02.  CONVERSION OF SHARES.  At the Effective Time:

          (a) subject to Section 2.02(b), each share of Company Stock outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders) shall be converted into the right to receive $17.15 in cash, without interest (the "MERGER CONSIDERATION");

          (b) each share of Company Stock held by Parent, the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 2.03. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Parent shall appoint an agent (the "PAYING AGENT") reasonably satisfactory to the Company, for the purpose of exchanging certificates representing shares of Company Stock (the "CERTIFICATES") for the Merger Consideration. Concurrently with the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time (and in any event within five Business Days), Parent will send, or will cause the Paying Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent) for use in such exchange.

          (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable in respect of the Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent from and after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on the Merger Consideration payable pursuant to the provisions of this Article 2.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

          (d) From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

          (e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares, without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

         SECTION 2.04. STOCK OPTIONS. (a) The terms of each outstanding option to purchase shares of Company Stock under any employee or director stock option or compensation plan or arrangement of the Company (an "OPTION") shall be adjusted as necessary to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option (an "ADJUSTED OPTION") to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, the existing vesting terms and expiration date applicable to each such Option), the number of shares of Parent Common Stock equal to the product of (A) and (B), where (A) is the number of shares of Company Stock subject to such Option and (B) is the Merger Consideration divided by the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange for the ten (10) consecutive trading days immediately prior to and including the day preceding the Effective Time (rounded down to nearest whole number), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) divided by (y), where (x) is the aggregate exercise price for the shares of Company Stock subject to such Option and (y) is the aggregate number of shares of Parent Common Stock purchasable pursuant to the Adjusted Option (as calculated immediately above); PROVIDED that, in the event that an Option is an "incentive stock option" within the meaning of Section 422 of the Code or the adjustment of any Option as provided above would cause the corresponding Adjusted Option to receive variable accounting treatment, then the option price, number of shares and the terms and conditions of exercise of the Adjusted Option corresponding to such Option shall be determined in order to comply with Section 424 of the Code.

          (b) Parent shall take such actions as are necessary for the adjustment of the Options, pursuant to Section 2.04(a), including the reservation, issuance and listing of Parent Common Stock to the extent necessary to effectuate the transactions contemplated by Section 2.04(a). Parent shall use its reasonable best efforts to maintain with the SEC a registration statement on an appropriate form with respect to the shares of Parent Common Stock subject to each Adjusted Option.

         SECTION 2.05. NO APPRAISAL RIGHTS. In accordance with SCHWABACHER V. UNITED STATES, 334 U.S. 182 (1948), stockholders of the Company shall not have any appraisal or similar rights; PROVIDED that, if the STB or a court of competent jurisdiction determines that appraisal rights are available to holders of shares of Company Stock, then holders exercising such rights (the "DISSENTING STOCKHOLDERS") shall be provided with appraisal rights in accordance with Delaware Law to the extent required under Delaware Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to assume control of all negotiations and proceedings with respect to such demands. The Company shall not, except (i) with the prior written consent of Parent or (ii) as otherwise required by applicable Law, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 2.06. ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, merger, subdivision, issuer tender offer or exchange offer, stock dividend or distribution or other similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such event.

         SECTION 2.07. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock (or options thereon) in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         SECTION 2.08. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.


                                    ARTICLE 3
                            THE SURVIVING CORPORATION

         SECTION 3.01. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company shall be amended in the Merger to read in its entirety as set forth on Exhibit A hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

         SECTION 3.02. BYLAWS. The bylaws of the Company shall be amended in the Merger to read in their entirety as set forth on Exhibit B hereto and as so amended shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.

         SECTION 3.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until their resignation or removal or until they otherwise cease to be directors or officers of the Surviving Corporation and their successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.



                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent, as of the date of this Agreement and as of the Effective Time, that, except as set forth in the Disclosure Letter:

         SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company included in the Data Room true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

         SECTION 4.02. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

          (b) At a meeting duly called and held, the Company's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved this Agreement and declared it advisable and (iii) unanimously resolved (subject to Section 6.02) to recommend approval and adoption of this Agreement by its stockholders.

         SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State to consummate the Merger, (ii) compliance with any applicable requirements of the HSR Act to consummate the Merger, (iii) the filing with the Canadian Competition Bureau of a pre-merger notification pursuant to Part IX of the Competition Act and any additional information advisable under the Competition Act to consummate the Merger, (iv) compliance with any applicable requirements of the United States Surface Transportation Board (the "STB") related to the approval or exemption of the Merger, (v) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities Laws to consummate the Merger, (vi) compliance with any applicable requirements of the Defense Production Act of 1950, as amended (commonly known as Exon-Florio), (vii) required filings and approvals in Australia, New Zealand and the United Kingdom to consummate the Merger and
(viii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or constitute a violation of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation of any Person or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any

Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. As of January 26, 2001, there were 46,391,357 shares of Company Stock outstanding, as well as employee or director stock options to purchase an aggregate of 2,335,164 shares of Company Stock (of which options to purchase an aggregate of 1,897,039 shares of Company Stock were exercisable). As of the date of this Agreement, there are no shares of preferred stock of the Company outstanding.

          (b) Except as set forth in this Section 4.05 and Section 6.05(a) and except for changes since January 26, 2001 resulting from the exercise of employee or director stock options outstanding on such date or issued pursuant to Section 6.05(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES").

          (c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

          (d) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the exercise of any Company Stock Option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or will be when so issued) fully paid and nonassessable. No shares of Company Stock are owned by any Subsidiary of the Company.

         SECTION 4.06. SUBSIDIARIES. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K. The Company included in the Data Room true and correct copies of the certificate of incorporation and bylaws (or other organizational documents) of each Subsidiary of the Company as in effect on the date of this Agreement.

          (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

         SECTION 4.07. MINORITY INTERESTS. (a) Section 4.07(a) of the Disclosure Letter lists, as of the date hereof, (i) the name of each Person (other than any Person that is a Subsidiary of the Company) in which the Company or any of its Subsidiaries owns any capital stock or other equity interests (or any securities convertible into or exchangeable for, or options or other rights to acquire, any capital stock or other equity interests in, any such Person) (each such Person being hereinafter referred to as a "MINORITY INTEREST") and (ii) the current percentage ownership interest and, to the knowledge of the Company, the fully diluted percentage ownership interest, in each case of the Company or any of its Subsidiaries therein.
Section 4.07(a) of the Disclosure Letter lists the governing documents for each Minority Interest (as of the date hereof) as well as each partnership, joint venture, stockholder or other similar agreement or arrangement to which the Company or any Subsidiary of the Company is a party relating to any Minority Interest or any stockholders or other direct or indirect holders of equity interests in the Minority Interest. The Company included correct and complete copies of each document required to be disclosed pursuant to the immediately preceding sentence in the Data Room. Except for the Minority Interests, neither the Company nor any of its Subsidiaries (i) owns any capital stock or other equity interest (or any securities convertible into or exchangeable for, or options or other rights to acquire, any capital stock or other equity interest) in any Third Party or
(ii) is obligated to make any investment in any Third Party such that such Third Party would become a Minority Interest.

          (b) The interest of the Company or any of its Subsidiaries in each Minority Interest is owned by the Company or one of its Subsidiaries, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest).

          (c) Except for agreements or arrangements entered into in connection with any divestiture permitted by Section 6.01(b), Section 4.07(c) of the Disclosure Letter lists each agreement or arrangement (i) between the Company or any of its Subsidiaries, on the one hand, and any Minority Interest or any Person that owns any capital stock or other equity interests (or any securities convertible into or exchangeable for, or options or other rights to acquire, any such capital stock or other equity interests) in any Minority Interest, on the other hand, and (ii) to which the Company or any if its Subsidiaries is a party which (A) has affected or is reasonably likely to affect the ability of Parent to direct and control the Company's or its Subsidiaries' interest in a Minority Interest after consummation of the Merger or (B) evidences (1) any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by the Company or any of its Subsidiaries in any Minority Interest or any of its Subsidiaries or (2) any other future liabilities or obligations in respect thereof of the Company or any of its Subsidiaries. The Company included in the Data Room correct and complete copies of each document required to be disclosed pursuant to this Section 4.07(c).

          (d) Except as disclosed pursuant to any of clauses (i) through
(vii) of Section 4.03 or any of clauses (i) through (iv) of Section 4.04, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) require any action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, (ii) contravene, conflict with, or result in any violation or breach of any agreement or arrangement to which the Company or any of its Subsidiaries is a party relating to any Minority Interest, (iii) to the knowledge of the Company as of the date hereof, assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of Law applicable to a Minority Interest, (iv) to the knowledge of the Company as of the date hereof, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation of any Person or the loss of any benefit to which the Company, any of its Subsidiaries or any Minority Interest is entitled under any provision of any agreement or other instrument binding upon the Company, any of its Subsidiaries or such Minority Interest or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Minority Interest (it being understood that, with respect to any agreement or other instrument to which the Company or any Subsidiary of the Company is a party, the representation set forth in this clause (iv) shall be made by the Company without any knowledge qualification and shall not be limited to agreements or instruments in effect as of the date hereof) or (v) to the knowledge of the Company as of the date hereof, result in the creation or imposition of any Lien on any asset of any Minority Interest.

         SECTION 4.08. SEC FILINGS. (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997. Prior to the date of this Agreement, the Company has made available to Parent (i) the Company's annual report on Form 10-K for its fiscal year ended December 31, 1999, (ii) each amendment to each such annual report on Form 10-K, (iii) its quarterly reports on Form 10-Q for its fiscal quarters March 31, 2000, June 30, 2000 and September 30, 2000,
(iv) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999 and prior to the date of this Agreement, and (v) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since December 31, 1999 and prior to the date of this Agreement (the documents referred to in this Section 4.08(a), together with any other filings made with the SEC subsequent to the date of this Agreement, the "COMPANY SEC DOCUMENTS").

          (b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed by the Company with the SEC prior to the date of this Agreement complied, and each Company SEC Document filed by the Company with the SEC subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed by the Company with the SEC prior to the date of this Agreement pursuant to the 1934 Act did not, and each Company SEC Document filed by the Company with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each Company SEC Document filed with the SEC prior to the date of this Agreement pursuant to the 1933 Act that is a registration statement, as amended or supplemented, if applicable, did not, as of the date such registration statement or amendment became effective, and each Company SEC Document that is a registration statement filed by the Company with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e) The Company has not filed any report with the SEC or any other securities authority or regulator or any securities exchange or other self-regulated authority that, as of the date of this Agreement, remains confidential.

         SECTION 4.09. FINANCIAL STATEMENTS. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents filed with the SEC prior to the date of this Agreement fairly present, in all material respects, and the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in any Company SEC Documents filed with the SEC subsequent to the date of this Agreement will fairly present, in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (b) The audited consolidated financial statements of EWS and its consolidated Subsidiaries included in the Company SEC Documents filed with the SEC prior to the date of this Agreement fairly present, in all material respects, and the audited consolidated financial statements of EWS and its consolidated Subsidiaries included in any Company SEC Documents filed with the SEC subsequent to the date of this Agreement will fairly present, in all material respects, in conformity with generally accepted auditing standards in the United Kingdom applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of EWS and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

         SECTION 4.10. DISCLOSURE DOCUMENTS. Without limiting or affecting the provisions of any sub-section of Section 4.08, the proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, when first mailed to stockholders and at the time stockholders vote on the approval and adoption of this Agreement, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on the approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Merger Subsidiary or Parent specifically for use therein.

         SECTION 4.11. ABSENCE OF CERTAIN CHANGES. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as specifically disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, there has not been (i) any event, occurrence, development or state of circumstances or facts (it being understood that such phrase includes, without limitation, any such event, occurrence, development or state of circumstances or facts arising out of or relating to any Minority Interest) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or, (ii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company, any of its Subsidiaries or any Minority Interest that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. In addition, as of the date hereof, since the Company Balance Sheet Date, neither the Company nor any Subsidiary of the Company has:

          (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent company, (x) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of its capital stock (except as contemplated by clause (b) below), (y) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchased, redeemed, retired or otherwise acquired any shares of its capital stock or the capital stock of any Subsidiaries of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issued, delivered, sold, pledged or otherwise encumbered any Company Securities or any Company Subsidiary Securities or any securities convertible into, or any rights, warrants or options to acquire, any such Company Securities or any Company Subsidiary Securities, in each case other than (x) pursuant to the exercise of stock options existing on the Company Balance Sheet Date or (y) securities issued by a direct or indirect wholly-owned Subsidiary of the Company to the Company or a direct or indirect wholly-owned Subsidiary of the Company;

          (c) adopted, proposed or agreed to any amendment to (A) its certificate of incorporation, by-laws or other comparable organizational documents or (B) a material term of any of its outstanding securities;

          (d) sold, leased, licensed, mortgaged or otherwise encumbered, voluntarily subjected to any Lien or otherwise disposed of any of its properties or assets, other than (w) Liens securing intercompany indebtedness, (x) sales, abandonments or other dispositions of railroad equipment and property in the ordinary course of business consistent with past practice, (y) leases and licenses with a term of less than one year of railroad equipment and property in the ordinary course of business consistent with past practice and (z) leases and licenses with a term of at least one year of railroad equipment and property in the ordinary course of business consistent with past practice which, in the case of each of clause (x) and
(z), do not exceed in the aggregate $2 million (measured separately with respect to each sub-clause);

          (e) made or agreed to make (x) any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) in excess of $6 million individually or $10 million in the aggregate or (y) any capital expenditure which, exceeds in the aggregate $35 million, except (i) pursuant to agreements or commitment entered into prior to the Company Balance Sheet Date and set forth in Section 4.11(e) of the Disclosure Letter;

          (f) incurred or assumed any indebtedness for borrowed money or guaranteed any such indebtedness other than (i) intercompany indebtedness,
(ii) indebtedness under credit facilities in effect on September 30, 2000 incurred in the ordinary course of business consistent with past practice or
(iii) in the ordinary course of business and in amounts and on terms consistent with past practice but in no event exceeding $2.5 million in the aggregate;

          (g) except for loans, advances, capital contributions or investments made to a wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice, made any loans, advances or capital contributions to, or investments in, any other Person;

          (h) except as required by Law or as was consistent with past practice, made any tax election;

          (i) paid, discharged, settled or satisfied any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) where there was a legal or contractual obligation to pay, (B) reflected or reserved against in, or contemplated by, the Company Balance Sheet or (C) incurred in the ordinary course of business consistent with past practice and with this Agreement; PROVIDED that, with respect to clause (C), none of such payments, discharges, settlements or satisfaction shall in any event exceed $2.5 million in the aggregate;

          (j) except in the ordinary course of business consistent with past practice, entered into any contract or agreement involving annual payments of more than $1.0 million, modified or amended in any material respect or terminated any such contract or agreement to which the Company or any of its Subsidiaries is a party, or waived, released or assigned any rights or claims under any contract or agreement that are significant to any contract or agreement;

          (k) made any change in any method of accounting or accounting principles or practice by it or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or Regulation S-X under the 1934 Act;

          (l) (A) granted any severance, retention or termination pay to, or amended any existing severance, retention or termination arrangement with, any current or former director, officer or employee of the Company or any of its Subsidiaries, (B) increased benefits payable under any existing severance, retention or termination pay policies or employment agreements,
(C) entered into or amended any employment, deferred compensation or other similar agreement

(or amended any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (D) established, adopted or amended (except as required by applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (E) increased compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries except for regular annual base salary increases granted in January 2001 and compensation increases as a result of employee promotions, in each case, in the ordinary course of business consistent with past practice; or

          (m) authorized or committed or agreed to take any of the foregoing actions.

         SECTION 4.12. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities or obligations specifically disclosed and provided for in the Company Balance Sheet or in the notes thereto or specifically disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement;

          (b) liabilities or obligations incurred since the Company Balance Sheet Date that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

          (c) liabilities arising under this Agreement.

         SECTION 4.13. MATERIAL CONTRACTS. (a) Except for the contracts, leases, licenses, commitments, and other instruments (together, the "CONTRACTS") specifically disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

               (i) any lease or license (whether of real or personal property) providing for annual rentals of $2.5 million or more;

              (ii) any partnership, joint venture or other similar agreement or arrangement (other than any such agreement or arrangement disclosed in Section 4.07 of the Disclosure Letter) that, if the transactions contemplated thereby were consummated, would result in a partnership, joint venture, Minority Interest or similar entity;

                  (iii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise);

                  (iv) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case whether incurred, assumed, guaranteed or secured by an asset), except any such agreement with an aggregate outstanding principal amount not exceeding $2.5 million and which may be prepaid on not more than 30 days notice without the payment of any penalty;

                  (v) any material agency, dealer, sales representative, marketing or other similar agreement;

                  (vi) any agreement containing any provision or covenant limiting in any respect the ability to compete in any manner with any Person or in any area which would bind the Company or any of its Subsidiaries or any Affiliate of the Company or any successor of the Company after the Effective Time;

                  (vii) any agreement containing any provision or covenant granting any concessions or rights to any railroad or other Person with respect to the use of any rail lines, yards of other fixed railroad property of the Company or any of its Subsidiaries (whether through divestiture of lines, the grant of trackage or haulage rights or otherwise);

                  (viii) any agreement with or for the benefit of any Affiliate of the Company or any Affiliate of any Subsidiary of the Company except for the continuation in the ordinary course of business consistent with past practice of arrangements or practices in effect as of the Company Balance Sheet Date; or

                  (ix) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

          (b) Each Contract specifically disclosed in any Company SEC Document or required to be disclosed pursuant to this Section 4.13 is a valid and binding agreement of the Company or one of its Subsidiaries and is in full force and effect, and neither the Company nor any Subsidiary or, to the knowledge of the Company or any Subsidiary, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of the Company or any Subsidiary, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for any of the foregoing which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of each such Contract were included in the Data Room.

         SECTION 4.14. COMPLIANCE WITH LAWS AND COURT ORDERS. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.15. LITIGATION. (a) Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby; PROVIDED that the disclosure of matters of the type contemplated by clause (ii) is limited to matters existing as of the date hereof.

          (b) Section 4.15(b) of the Disclosure Letter sets forth each action, suit, investigation or proceeding pending as of the date of this Agreement against the Company or any Subsidiary of the Company or any director, officer or employee of the Company or any Subsidiary of the Company alleging any violation of federal or state securities Laws, the Laws of the State of Delaware or the rules or regulations of the NASDAQ Stock Market.

         SECTION 4.16. LABOR MATTERS. Each of the Company and its Subsidiaries is in compliance with all currently applicable legislation in the various jurisdictions where they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionized labor, and wages and Laws, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.16 of the Disclosure Letter and the negotiation or entering into of any collective bargaining agreement or amendment thereto after the date hereof in the ordinary course of business, (i) none of the Company or any of its Subsidiaries is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees, (ii) there are no material activities or proceedings by a labor union or representative thereof to organize any employees of the Company or any if its Subsidiaries, (iii) there are no pending negotiations between the Company or any of its Subsidiaries and any labor union or representative thereof regarding any proposed material changes to any existing collective bargaining agreement and no such collective bargaining agreement is subject to expiration or renewal within one year after the date hereof or the extension or renewal of such an agreement or the entering of any such agreement, (iv) there are no pending, and none of the Company or any of its Subsidiaries has experienced since December 31, 1999, any material labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof, (v) the Company and its Subsidiaries are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material claims or grievances outstanding against the Company, any of its Subsidiaries, or any of their respective employees under any such agreement or contract, (vi) there is no dispute or unfair labor practice complaint pending, or to the knowledge of the Company threatened, against the Company or any of its Subsidiaries before any administrative, judicial or other similar body or any other investigation, charge, prosecution, suit or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of the Company or any of its Subsidiaries, or the representation thereof or the terms or conditions of the employment or termination of employment of any such employee which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, (vii) there are no claims or actions pending, or to the knowledge of the Company threatened, between the Company or any of its Subsidiaries, on the one hand, and any of their employees or labor organizations representing or seeking to represent such employees, on the other hand, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and (viii) to the knowledge of the Company, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

         SECTION 4.17. FINDERS' FEES. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates (including, after the consummation of the Merger, Parent and its Subsidiaries) in connection with the transactions contemplated by this Agreement.

         SECTION 4.18. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         SECTION 4.19. TAXES. Except as reflected in the Company Balance Sheet and the notes thereto, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company, (i) all United States federal, state, local and foreign tax returns required to be filed by the Company or any Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not expired, and all such filed returns are complete and accurate in all material respects; (ii) the Company and each Subsidiary have paid, or have made adequate provision or have set up an adequate accrual or reserve in accordance with GAAP for the payment of all taxes, interest, additions and penalties owing by the Company or any Subsidiary; (iii) there is no outstanding audit examination, deficiency or refund litigation now pending with respect to any taxes owed by the Company or any Subsidiary; (iv) all taxes, interest, additions, and penalties accrued prior to the date hereof with respect to completed and settled examinations or concluded litigation have been paid in full or have been recorded as a liability on the Company Balance Sheet; (v) neither the Company nor any Subsidiary is a party to any tax sharing or similar agreement pursuant to which the Company or any Subsidiary has indemnified another party with respect to taxes; and (vi) neither the Company nor any Subsidiary has waived any applicable statute of limitations with respect to any taxes.

         SECTION 4.20. EMPLOYEE BENEFIT PLANS. (a) Section 4.20(a) of the Disclosure Letter contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any current or former employee of the Company or any of its Subsidiaries (other than Algoma Central Railway, Inc.), and with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and written interpretations thereof were included in the Data Room together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS".

          (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any plan subject to Title IV of ERISA.

          (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN").

          (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason likely to result in revocation of such determination letter. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D,
4980E or 5000 of the Code.

          (e) Except as described in Section 4.20(e) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of the Company or any of its Subsidiaries to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no Employee Plan that, individually or collectively, would entitle any employee or former employee to any payment or benefit contingent upon the transactions contemplated hereby (either alone or together with any other event) which would not be deductible pursuant to the terms of
Section 280G or 162(m) of the Code.

          (f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

          (g) All contributions and payments accrued under each Employee Plan, determined in accordance with the Company's regular funding and accrual practices have been discharged and paid on or prior to the date of this Agreement except to the extent reflected as a liability in the Company SEC Documents filed with the SEC prior to the date of this Agreement. As of the Effective Time, all contributions and payments accrued under each Employee Plan will be funded or provided for in accordance with past practice.

          (h) There is no action, suit, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

          (i) Section 4.20(i) of the Disclosure Letter contains a complete and correct list identifying each material Canadian Plan. Copies of such Canadian Plans (and, if applicable, related trust or funding agreements or insurance policies) and all written interpretations thereof and all actuarial and funding reports relating thereto have been or will be made available to Parent prior to the Effective Time to the extent requested by Parent. Each Canadian Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. No Canadian Plan is a defined benefit pension or retirement plan.

          (j) To the knowledge of the Company as of the date hereof, the Service Agreement between EWS and Philip Mengel dated July 25, 2000, including documents referred to therein and amendments and supplements thereto, made available in the Data Room represents the complete and accurate agreement between EWS and Mr. Mengel with respect to his severance entitlements.

         SECTION 4.21. ENVIRONMENTAL MATTERS. (a) Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

                  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, suit, or proceeding is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

                  (ii) the Company and each Subsidiary of the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

                  (iii) there are no violations of Environmental Law of or relating to the Company or any of its Subsidiaries or liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge as of the date of this Agreement in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company, any of its Subsidiaries that was not included in the Data Room.

          (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (d) For purposes of this Section 4.21, the terms "COMPANY" and "SUBSIDIARY" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

          (e) Notwithstanding any other representation and warranty in this
Article 4, the representations and warranties contained in this Section 4.21 constitute the sole representations and warranties of the Company with respect to any Environmental Law or Environmental Permit (other than Section 4.03).

         SECTION 4.22. ANTITAKEOVER STATUTES. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation in effect as of the date hereof applies or purports to apply to any such transactions. As of the date hereof, no other "control share acquisition," "fair price," "moratorium" or other antitakeover Laws apply or purport to apply to this Agreement or any of the transactions contemplated hereby. For purposes of the foregoing representation, the Company has assumed that Parent does not "beneficially own" (as such term is defined in Rule 13d-3 under the 1934 Act) more than 5% of the outstanding Company Stock.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as of the date hereof and as of the Effective Time, that:

         SECTION 5.01. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of continuance or incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the date of this Agreement, Parent has delivered to the Company true and complete copies of the certificate of incorporation or continuance and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

         SECTION 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

         SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State to consummate the Merger, (ii) compliance with any applicable requirements of the HSR Act to consummate the Merger, (iii) the filing with the Canadian Competition Bureau of a pre-merger notification pursuant to Part IX of the Competition Act and any additional information advisable under the Competition Act to consummate the Merger, (iv) compliance with any applicable requirements of the STB relating to the approval or exemption of the Merger, (v) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the securities Laws of the provinces and territories of Canada, the stock exchanges on which Parent's securities are listed and any other similar securities Laws or requirements to consummate the Merger, (vi) compliance with any applicable requirements of the Toronto Stock Exchange in connection with the matters contemplated by Section 2.04, (vii) compliance with any applicable requirements of the Defense Production Act of 1950, as amended (commonly known as Exon-Florio), (viii) required filings and approvals in Australia, New Zealand and the United Kingdom to consummate the Merger and (ix) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with any provision of the certificate of incorporation or continuance or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or constitute a violation of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation of any Person or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         SECTION 5.05. DISCLOSURE DOCUMENTS. None of the information provided in writing by Parent or Merger Subsidiary for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on the approval and adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 5.06. FINDERS' FEES. Except for Salomon Smith Barney, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

         SECTION 5.07. ADEQUATE FUNDS. Parent will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration and to perform its obligations under this Agreement.

         SECTION 5.08. COMPLIANCE WITH LAWS. Neither Parent nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 6.01. CONDUCT OF THE COMPANY. (a) Except as otherwise expressly set forth in this Agreement or as set forth in Section 6.01 of the Company's Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its

Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, shall use their reasonable best efforts to preserve intact their current business organizations, subject to the restrictions imposed by this Agreement, use their reasonable best efforts to keep available the services of their current officers and key employees and use their reasonable best efforts to preserve their relationships with those Persons having business dealings with them. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, as set forth in Section 6.01 of the Disclosure Letter or as required to implement the Rights Plan (as hereinafter defined) in accordance with and subject to clause (ii) hereof, during the period from the date of this Agreement through the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of Parent, which consent, in the case of any action referred to in any of clauses (iv), (v), (vi), (viii),
(ix), (x), (xi), sub-clause (y) of clause (xiii) (other than with respect to trackage rights) and (xv) shall not be unreasonably delayed or withheld):

              (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of the Company to its parent company, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except as contemplated by clause (ii) below), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem, retire or otherwise acquire any shares of its capital stock or the capital stock of any Subsidiaries of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) issue, deliver, sell, pledge or otherwise encumber any Company Securities or any Company Subsidiary Securities or any securities convertible into, or any rights, warrants or options to acquire, any such Company Securities or any Company Subsidiary Securities, in each case other than (x) pursuant to the exercise of stock options existing on the date of this Agreement, (y) pursuant to grants of stock options as provided under Section 6.05(a) or exercises thereof in accordance with their terms or (z) securities issued by a direct or indirect wholly-owned Subsidiary of the Company to the Company or a direct or indirect wholly-owned Subsidiary of the Company PROVIDED, that if any Person shall have announced an Acquisition Proposal, the Company shall have the right, prior to the consummation of the Merger, to implement, modify, amend, redeem or issue securities in respect of a shareholder rights plan (the

         "RIGHTS PLAN"), but only so long as such Rights Plan contains provisions reasonably satisfactory in form and substance to Parent to exempt this Agreement and the transactions to be effected pursuant to this Agreement from such Rights Plan and to assure that this Agreement and the Merger will not trigger such Right Plan;

              (iii) adopt, propose or agree to any amendment to (A) its (or any of its Subsidiaries') certificate of incorporation, by-laws or other comparable organizational documents or (B) a material term of any of its (or any of its Subsidiaries) outstanding securities;

              (iv) sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any of its properties or assets, other than (w) Liens securing intercompany indebtedness, (x) sales, abandonments or other dispositions of railroad equipment and property in the ordinary course of business consistent with past practice, (y) leases and licenses with a term of less than one year of railroad equipment and property in the ordinary course of business consistent with past practice and (z) leases and licenses with a term of at least one year of railroad equipment and property in the ordinary course of business consistent with past practice, which, in the case of each of clause (x) and
         (z), do not exceed in the aggregate $10 million on an annual basis (measured separately with respect to each clause);

              (v) make or agree to make (x) any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) or (y) capital expenditure which (1) in the case of any action referred to in clause (x) or
         (y), exceeds $5.0 million individually or (2) in the case of clauses
         (x) and (y) measured together, exceeds in the aggregate $75.0 million on an annual basis, except (I) whether or not in the ordinary course of business, as reasonably necessary in response to an unanticipated emergency situation, to preserve the existing level of utility of any of the Company's railroad lines, and (II) pursuant to agreements and commitments entered into prior to the date of this Agreement and set forth in Section 6.01(a)(v) of the Disclosure Letter;

              (vi) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness other than (w) borrowings under credit facilities existing as of the date of this Agreement and any replacements therefor or refinancings thereof in the ordinary course of business consistent with past practice (it being understood that the aggregate principal amount of any such replacement or other new financing may not exceed the principal amount of the credit facility being replaced or refinanced and that any such replacement or other new financing shall permit termination or prepayment on not more than 30 days notice without the payment of any penalty other than standard funding "breakage" costs), or (x) other borrowings in the ordinary course of business and in amounts and on terms consistent with past practice but in no event exceeding $20.0 million in the aggregate;

              (vii) except for loans, advances, capital contributions or investments made to a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

              (viii) except as required by Law, or as consistent with past practice, make any tax election;

              (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) where there is a legal or contractual obligation to pay, (B) reflected or reserved against in, or contemplated by, the Company Balance Sheet, (C) incurred in the ordinary course of business consistent with past practice or (D) liabilities incurred in accordance with this Agreement; PROVIDED that, with respect to clause (C), none of such payments, discharges, settlements or satisfaction shall in any event exceed $10 million in the aggregate per annum;

              (x) except in the ordinary course of business consistent with past practice, enter into any contract or agreement involving annual payments of more than $1.0 million, modify or amend in any material respect or terminate any such contract or agreement to which the Company or any of its Subsidiaries is a party, or waive, release or assign any rights or claims under any such contract or agreement that are significant to any such contract or agreement;

              (xi) make any material change in any method of accounting or accounting principles or practice by it or any of its Subsidiaries, except for any such change required by GAAP or Regulation S-X under the 1934 Act;

              (xii) (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of the Company or any of its Subsidiaries, (B) increase benefits payable under any existing severance, retention or termination pay policies or employment agreements, (C) enter into or amend any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (D) except as provided under Section 6.05(a), establish, adopt or amend (except as required by applicable Law) any collective bargaining (except for any collective bargaining agreement entered into or amended in the ordinary course of business), bonus, profit-sharing, thrift, pension, retirement, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (E) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries except (x) as provided under
         Section 6.05(a), (y) for salary and bonus increases granted in connection with employee promotions in the ordinary course of business consistent with past practice and (z) for annual salary increases and annual cash bonuses in the ordinary course of business consistent with past practice based on business conditions and Company performance; PROVIDED that the target level of such bonuses (expressed as a percentage of salary upon attainment of objectives) shall in no event exceed the target level in effect with respect to 2000;

              (xiii) enter into any agreement or arrangement containing any provision or covenant (x) limiting in any respect the ability to compete in any manner with any Person or in any area which would bind the Company or any of its Subsidiaries or any Affiliate or successor of the Company after the Effective Time or (y) granting any concessions or rights to any railroad or other Person with respect to the use of any rail lines, yards of other fixed railroad property of the Company or any of its Subsidiaries (whether through divestiture of lines, the grant of trackage or haulage rights or otherwise), PROVIDED that the provisions of clause (y) shall not prohibit the grant of any such rights for a period of less than six months (other than trackage rights, the grant of which shall be prohibited);

              (xiv) enter into any partnership, joint venture or similar agreement or arrangement that, if the transaction contemplated thereby were consummated, would result in a partnership, joint venture, Minority Interest or similar entity;

              (xv) except as permitted pursuant to clause (vi), enter into any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case whether incurred, accrued, guaranteed or secured by an asset), except any such agreement with an outstanding principal amount not exceeding $2.5 million and which may be prepaid on not more than 30 days notice without the payment of any penalty other than standard funding "breakage" costs;

              (xvi) enter into any material agency, dealer, sales representative, marketing or other similar agreement other than in the ordinary course of business consistent with past practice;

              (xvii) enter into any agreement with or for the benefit of any Affiliate of the Company or any Subsidiary of the Company except for the continuation in the ordinary course of business consistent with past practice of arrangements or practices in effect as of the date hereof or as otherwise permitted by this Agreement;

              (xviii) take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time; or

              (xix) authorize or commit or agree to take any of the foregoing actions.

          (b) It is understood and agreed that the Company shall continue its program to divest the assets set forth in Section 6.01(b) of the Disclosure Letter and shall use its reasonable best efforts to effect such divestitures; provided that (i) the Company shall keep Parent informed and shall consult in good faith with Parent with respect to material developments in connection with any such divestiture and (ii) the terms of any such divestiture shall be subject to Parent's prior written approval (which approval shall not be unreasonably delayed or withheld).

          (c) In addition to the Company's other obligations under this Agreement, subject to applicable Law and to the extent reasonably practicable, the Company and its Subsidiaries will, and the Company will use its reasonable best efforts to cause its directors, officers and other representatives to, consult with Parent with respect to significant matters relating to any Minority Interest and consider in good faith Parent's views when taking action (as a shareholder, director or otherwise) with respect to any such matter (it being understood that the provisions of this Section 6.01(c) shall not require any Person to take any action inconsistent with such Person's fiduciary duties under
Law).

         SECTION 6.02. STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and shall use its reasonable best efforts to ensure that such meeting is held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (it being understood that the parties intend, and will use their reasonable best efforts to ensure, that the Company Stockholder Meeting be held no later than two to three months after the date of this Agreement). In connection with such meeting, the Company will (i) promptly prepare and file with the SEC (it being understood that the Company will use its reasonable best efforts to ensure that such filing occurs within three weeks of the date of this Agreement), use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as reasonably practicable the Company Proxy Statement and all other proxy materials for such meeting and (ii) subject to the fiduciary obligations of the Company's Board of Directors, use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement by its stockholders. Subject to its fiduciary obligations, the Board of Directors of the Company shall recommend approval and adoption of this Agreement by its stockholders and take all lawful action (including the solicitation of proxies) to solicit such approval and adoption.

         SECTION 6.03. OTHER OFFERS. The Company agrees (i) that neither the Company nor any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) or any indication of interest, with respect to an Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person, relating to an Acquisition Proposal, or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that may be considering making or has made or has stated an intention to make, an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing or previously conducted activities, discussions or negotiations with any parties with respect to any of the foregoing; and (iii) that it will notify Parent (including in such notification the identity of the third party making inquiries or proposals, requesting information or access or seeking to initiate or continue negotiations or discussions, as the case may be) with reasonable promptness (but in no event later than 24 hours thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, prior to the approval and adoption of this Agreement by the stockholders of the Company, the Company or its Board of Directors may (x) take any action as contemplated by Section 10.01(d)(ii) and (y) directly or indirectly furnish nonpublic information and data and access to, and participate in discussions and negotiations with and may solicit or encourage inquiries and proposals or offers from, any Person in response to an unsolicited bona fide written Acquisition Proposal, if (in the case of clause (x) and (y)) the Board of Directors of the Company has concluded in good faith, after consultation with outside counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law; except that prior to furnishing non-public information and data and access to such Person, the Company receives from such Person an executed confidentiality and standstill agreement with terms not in the aggregate less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to Seller, PROVIDED that it waives or similarly modifies the standstill provision in the Confidentiality Agreement); PROVIDED FURTHER that at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive merger, acquisition or similar agreement with respect to an Acquisition Proposal, the Company shall have provided written notice to Parent advising Parent of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the identity of the Person making the Acquisition Proposal as well as the material terms and conditions of such Acquisition Proposal (it being understood that any amendment of the price or other material term of any such Acquisition Proposal shall require an additional notice and a new 48 hour period). Within any such 48 hour period, Parent may propose an improved transaction.

         SECTION 6.04. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Parent may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation PROVIDED, that (x) access to certain information of the Company and its Subsidiaries may require the entry of a protective order by the STB, after which date full access shall be granted to such information consistent with this Section 6.04 and subject to the terms of such order and (y) no personnel or representatives of Parent shall be entitled to access Company rail properties unless accompanied by a Company representative. Unless otherwise required by Law, Parent will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation prior to the date of this Agreement or pursuant to this Section 6.04 or otherwise after the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

         SECTION 6.05. EMPLOYEE BENEFITS. (a) During the first half of 2001 the Company may grant to active employees of the Company and its Subsidiaries options to purchase up to an aggregate of 500,000 shares of Company Stock and during the first half of 2002 (if the Effective Time has not occurred) the Company may grant to active employees of the Company and its Subsidiaries options to purchase up to an aggregate of 500,000 additional shares of Company Stock, subject to the consent of Parent, which consent will not be unreasonably delayed or withheld. Such option grants shall be made under the Company's 1997 Long-Term Incentive Plan ("LTIP") to such individuals, in such amounts and subject to such terms and conditions as are consistent with the Company's past practice with respect to annual employee option grants; PROVIDED that the Company shall take all actions reasonably necessary (including the amendment of the LTIP) to provide that the vesting and exercisability of each such option shall not be accelerated by virtue of the transactions contemplated by this Agreement (either alone or together with any other event), nor shall the holders thereof have any additional rights, benefits or protection with respect to any such options as a result of the transactions contemplated by this Agreement (either alone or together with any other event). In addition, during the period between the date hereof and the Effective Time, options to purchase shares of Company Stock may be issued in accordance with the terms of the Company's Director Stock Option Plan as in effect on the date hereof.

          (b) The Company will amend the Company's Employee Stock Purchase Plan and the Company's Algoma Central Employee Stock Purchase Plan to provide that no options will be issued and no salary deductions will be accepted with respect to any Plan Year commencing after the date hereof.


                                   ARTICLE 7
                              COVENANTS OF PARENT

         SECTION 7.01. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.02. DIRECTOR AND OFFICER LIABILITY. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, and advance expenses to, the officers, directors, employees and agents of the Company as of the Effective Time as well as all former officers, directors, employees and agents of the Company (in each such case, to the extent acting in such capacity) (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that such indemnification and advancement of expenses would have been permitted under the Company's certificate of incorporation and bylaws in effect on the date of this Agreement; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

          (b) For six years after the Effective Time, the Surviving Corporation shall either (i) maintain the Company's existing officers' and directors' liability insurance or (ii) maintain a run-off or tail policy or endorsement with an insurance carrier having a claims paying rating at least equal to that of the Company's existing D&O insurance carrier in respect of acts or omissions occurring prior to the Effective Time, in each case covering each such Indemnified Person covered by the Company's officers' and directors' liability insurance policy (with coverages at least as favorable to such Indemnified Person as in effect on the date of this Agreement); PROVIDED that, in satisfying its obligation under this Section 7.02(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date of this Agreement.

          (c) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, Parent shall assure the proper provision is made so that the successors and assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 7.02.

         SECTION 7.03. CONDUCT OF PARENT. From the date hereof until the Effective Time:

          (a) Parent will not take, and will not permit any of its Subsidiaries to take, any action that would reasonably be expected to make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time; and

          (b) Parent will not, and will not permit any of its Subsidiaries to, enter into a contract or arrangement or otherwise materially take any action that could reasonably be expected to materially delay or otherwise interfere with the consummation of the Merger or any other transaction contemplated by this Agreement.

         SECTION 7.04. EMPLOYEE BENEFITS. (a) From the Effective Time until the end of the twenty-fourth month following the Effective Time, with respect to each individual who is an employee of the Company or any of its Subsidiaries as of the Effective Time and who is neither entitled to benefit protections under NEW YORK DOCK RAILWAY-CONTROL-BROOKLYN EASTERN DISTRICT, 360 I.C.C. 60 (1979) nor a member of a collective bargaining unit represented by a union recognized by the Company or any of its Subsidiaries, Parent (i) shall maintain or cause the Surviving Corporation to maintain salary and target annual bonus levels at no less than such levels in effect immediately prior to the Effective Time, and (ii) shall provide, or shall cause the Surviving Corporation to provide, to such individuals benefits under employee benefit plans, which are substantially comparable, in the aggregate, to those employee benefits in effect immediately prior to the Effective Time.

          (b) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any welfare plan in which such employees are eligible to participate after the Effective Time, to the extent that such conditions, exclusions and waiting periods would not apply under a similar plan of the Company to such employees, (ii) provide each employee of the Company and its Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) provide each employee of the Surviving Corporation with credit for all service with the Company and its Subsidiaries under each employee benefit plan, program, or arrangement in which such employees are eligible to participate for purposes of eligibility to participate and vesting of benefits, but not for purposes of benefit accruals, levels or amounts under any pension or retirement benefit plan.

          (c) From the Effective Time until the end of the twenty-fourth month following the Effective Time, each individual who is an employee of the Company, Wisconsin Central Ltd., Fox Valley and Western Ltd., Sault Ste. Marie Bridge Company and/or Wisconsin Chicago Link Ltd. as of the Effective Time, other than (i) an employee covered by an Employment Security Agreement or Change of Control Agreement listed in Section 4.11(l) of the Disclosure Letter,

(ii) any employee covered by the protections under NEW YORK DOCK RAILWAY-CONTROL-BROOKLYN EASTERN DISTRICT, 360 I.C.C. 60 (1979) and (iii) any employee who is a member of a collective bargaining unit represented by a union recognized by the Company or any of its Subsidiaries, will be entitled to severance protections and benefits equivalent to those provided to full-time, non-represented employees of Illinois Central Corporation in connection with the acquisition of Illinois Central Corporation by Parent (as described in Annex A), which protections and benefits will be applied consistently with their application to former employees of Illinois Central Corporation.

          (d) The Company and Parent will cooperate to adopt and announce to the appropriate employees of the Company and its Subsidiaries the retention and performance bonus arrangements described in Annex B as soon as practicable after the date hereof, but in any event within ninety days of the date hereof.



                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         SECTION 8.01. REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement.

          (b) Without limiting the generality of the provisions of Section 8.01(a), the Company shall use its reasonable best efforts to ensure that this Agreement and the transactions contemplated hereby are exempt from or otherwise not subject to any and all applicable "control share acquisition", "fair price", "moratorium" or other antitakeover laws in effect from time to time.

         SECTION 8.02. STB APPROVAL. As soon as reasonably practicable after the date of this Agreement, Parent shall, in accordance with its obligations under
Section 8.01, prepare and present to the STB, all necessary or appropriate filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement on the basis that the Merger is a "minor" transaction, (i) prosecute such filings and other presentations with reasonable diligence, (ii) diligently oppose, to the extent reasonable, any objections to, appeals from or petitions to reconsider or reopen any such STB approval by Persons not party to this Agreement, and (iii) take all such further action as in the reasonable judgment of

Parent may facilitate obtaining a final order or orders of the STB approving such transactions consistent with this Agreement and the transactions contemplated herein. It is understood and agreed that Parent shall use its reasonable best efforts to make its initial filings of the type referred to in the immediately preceding sentence within three to four months of the date of this Agreement. The Company, in accordance with its obligations under Section 8.01, shall cooperate with Parent to achieve the foregoing to the extent reasonably requested by Parent including assisting in the preparation of all filings, documents or other public statements related to any STB proceedings or rulemaking or any other legal or legislative proceeding or deliberation that could in the reasonable opinion of Parent affect the likelihood of obtaining STB approval. In furtherance of the foregoing, Parent shall, subject to the terms and conditions of this Agreement, have final authority over the development, presentation and conduct of the STB case, including over decisions as to whether to agree to or acquiesce in conditions. The Company (i) shall take no regulatory or legal action (or have any communication with the STB or any other regulatory or political authority or personnel) relating to or affecting, directly or indirectly this Agreement or the transactions contemplated hereunder without Parent's prior written consent and (ii) shall not have any other communication with the STB with respect to any other matter that would reasonably be expected to affect the STB's consideration of the transactions contemplated by this Agreement, including the Merger, without Parent's prior written consent (which shall not be unreasonably delayed or withheld). Notwithstanding any provision to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to take any action in connection with seeking STB approval that would cause, directly or indirectly, the Merger to be reviewed by the STB in any way other than as a "minor" transaction or would (1) require inclusion of any rail carriers or rail properties material to Parent or any of its Subsidiaries,
(2) change the amount or nature of the Merger Consideration or (3) impose on the Company, Parent, Merger Subsidiary or any of their respective Subsidiaries any terms or conditions (including labor protective provisions, but excluding conditions heretofore imposed by the United States Interstate Commerce Commission in NEW YORK DOCK RAILWAY-CONTROL-BROOKLYN EASTERN DISTRICT, 360 I.C.C. 60 (1979) and any other condition offered, volunteered or agreed to by Parent) that would materially and adversely affect Parent's reasonably anticipated financial benefits of the transactions contemplated by this Agreement to Parent and its stockholders.

         SECTION 8.03. CERTAIN FILINGS. Without limiting the generality of the provisions of Section 8.01, the Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement,
(ii) (except with respect to the STB, which is covered by Section 8.02) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.04. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 8.05. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.06. NOTICES OF CERTAIN EVENTS. Each of the Company and Parent shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15, or Parent and any of its Subsidiaries as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

         SECTION 8.07. CONFIDENTIALITY. The parties hereby acknowledge that the provisions of the Confidentiality Agreement shall apply with respect to all information provided hereunder to Parent or any of its Affiliates and the same terms shall apply with equal force to any information or documents provided by Parent to the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         SECTION 8.08. INTEGRATION PLANNING. From and after the date of this Agreement, the Company will, and will cause its officers, directors and representatives to work in good faith, to the extent reasonably requested by Parent, to develop plans for the integration of the operations and business of the Company and its Subsidiaries on the one hand, and Parent and its Affiliates, on the other hand; PROVIDED that the provisions of this Section 8.08 shall not obligate any officer, director or representative of the Company to undertake any such work that significantly interferes with such individual's ordinary course responsibilities.

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

         SECTION 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted under Law, waiver by the relevant party in its sole discretion) of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period and any extensions thereof under the HSR Act shall have expired or been terminated;

          (c) the Company, Parent and all other relevant entities shall have filed all notices and information required under Part IX of the Competition Act and the applicable statutory waiting period thereunder shall have expired, and such entities shall have satisfied any requests for additional information thereunder and the Commissioner of Competition appointed under the Competition Act (the "COMMISSIONER") shall have confirmed in writing that his review of the Merger is completed and that he does not have sufficient grounds on which to apply for an order under the Competition Act, or the Commissioner shall have issued an advance ruling certificate pursuant to Section 102 of the Competition Act in respect of the Merger;

          (d) the STB shall have issued a decision (which decision has not been stayed or enjoined) that (A) constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may require such authorization and
(B) does not change the amount or nature of the Merger

Consideration (it being understood that, if Parent elects to waive this condition such that Parent and Merger Subsidiary will consummate the Merger notwithstanding the fact that an STB decision remains appealable or is then being appealed, the Company shall automatically be deemed to have waived such condition at the same time as Parent and shall be obligated to consummate the Merger, subject to the satisfaction (or waiver by the Company) of the other conditions to the Company's obligation to consummate the Merger); and

          (e) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

         SECTION 9.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted under Law, waiver by Parent in its sole discretion) of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each representation and warranty of the Company set forth in Section 4.01, 4.02, 4.05, 4.07(a), 4.07(b) (as to EWS only), 4.07(c), 4.07(d)
(as to EWS only), 4.17, and 4.22 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representation or warranty speaks as of an earlier time, in which event such representation or warranty shall be true and correct as of such earlier time), (iii) all other representations and warranties of the Company contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent such representation or warranty speaks as of an earlier time, in which event such representation or warranty shall be true and correct as of such earlier time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (b) the STB shall have issued a decision (which decision has not been stayed or enjoined) that (A) constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may require such authorization and
(B) does not (1) require inclusion of any rail carriers or rail properties material to Parent or any of its Subsidiaries or (2) impose on the Company, Parent, Merger Subsidiary or any of their respective Subsidiaries any other terms or conditions (including labor protective provisions, but excluding conditions heretofore imposed by the United States Interstate Commerce

Commission in NEW YORK DOCK RAILWAY-CONTROL-BROOKLYN EASTERN DISTRICT, 360 I.C.C. 60 (1979) and any other condition offered, volunteered or agreed to by Parent) that would materially and adversely affect Parent's reasonably anticipated financial benefits of the transactions contemplated by this Agreement to Parent and its stockholders;

          (c) no court, arbitrator or governmental entity (other than the STB which is addressed in clause (b) above) shall have issued any order restraining or prohibiting the operation of the business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries after the Effective Time in a manner that would materially and adversely affect Parent's reasonably anticipated financial benefits of the transactions contemplated by this Agreement to Parent and its stockholders; and

          (d) all consents, actions by or in respect of, or filings with, any Person or governmental body, agency, official or authority, domestic, foreign or supranational, required to be disclosed pursuant to Section 4.07(d) shall have been taken, made or obtained, all such consents and actions shall be final, no such consent or action shall have been stayed or enjoined and, to the extent relating to EWS, no such consent or action shall include or be subject to any condition that would materially and adversely affect Parent's reasonably anticipated financial benefits of the transactions contemplated by this Agreement to Parent and its stockholders.

         SECTION 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted under Law, waiver by the Company in its sole discretion) of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each representation and warranty of Parent contained in Sections 5.01, 5.02 and 5.06 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representation or warranty speaks as of an earlier time, in which event such representation or warranty shall be true and correct as of such earlier time), (iii) all other representations and warranties of Parent contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent such representation or warranty speaks as of an earlier time, in which event such representation or warranty shall be true and correct as of such earlier time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (iv) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                                   ARTICLE 10
                                   TERMINATION

         SECTION 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval and adoption of this Agreement by the stockholders of the Company):

          (a)   by mutual written agreement of the Company and Parent;

          (b)   by either the Company or Parent, if:

                (i) the Merger has not been consummated on or before July 31, 2002 (the "END DATE");

               (ii) there shall be any Law that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment or postponement thereof); or

                (iv) the STB shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may require such authorization and
         (B) changes the amount or nature of the Merger Consideration.

          (c)   by Parent, if:

                (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or any event, circumstance, development, set of circumstances or facts shall have occurred or exists such that the condition set forth in Section 9.02(a) is not capable of being satisfied by the End Date;

                (ii) (A) the Company shall have breached any of its obligations under either of Section 6.02 (which breach remains uncured 30 days after written notice of such breach by Parent to the Company) or
         Section 6.03 or (B) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent its recommendation that the Company's stockholders approve and adopt this Agreement or (C) the Board of Directors of the Company shall have approved or recommended an Acquisition Proposal or the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;

                (iii) prior to the adoption of this Agreement by the stockholders of the Company, if any person or group (as defined in Section 13(d)(3) of the 1934 Act) (other than Parent or any of its Subsidiaries or any of its Affiliates) shall have become the beneficial owner (as defined under Rule 13d-3 promulgated under the 1934 Act) of at least a majority of the outstanding shares of Company Stock;

                (iv) the STB (A) with respect to any application or petition anticipated by the Parent, that the Parent would in good faith regard as complete and sufficient under the STB rules, standards and decisions in effect or applicable as of the date of this Agreement for such authorization of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may be required for a "minor" transaction, announces or otherwise indicates before such an application or petition is tendered for filing that it will decline to receive or accept such an application or petition as being one for a "minor" transaction, (B) declines to receive or accept for filing, processing, consideration or a proceeding an application or petition by the Parent, that the Parent in good faith regards as complete and sufficient under the STB rules, standards and decisions in effect or applicable as of the date of this Agreement for such authorization of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may be required for a "minor" transaction, (C) at any time more than 30 days after the filing of an application or petition by the Parent that the Parent in good faith regards as complete and sufficient under the STB rules, standards and decisions in effect or applicable as of the date of this Agreement for such authorization of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may be required for a "minor" transaction, has failed to determine that such application or petition will be accepted for filing, processing, consideration or proceeding as a "minor" transaction or determines at any time that such an application or petition will not be accepted for filing processing, consideration or proceeding or (D) at any time more than 180 days after the filing of an application or petition by the Parent that the STB accepts as complete and sufficient to a proceeding for review of a "minor" transaction, has failed to grant a final order approving, exempting or otherwise authorizing consummation of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may require such authorization;

                (v) the STB shall have issued a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may require such authorization and
         (B) (1) requires inclusion of any rail carriers or rail properties material to Parent or any of its Subsidiaries or (2) imposes on the Company, Merger Subsidiary, Parent or any of their respective Subsidiaries any other terms or conditions (including labor protective provisions, but excluding conditions heretofore imposed by the UNITED STATES INTERSTATE COMMERCE COMMISSION IN NEW YORK DOCK RAILWAY-CONTROL-BROOKLYN EASTERN DISTRICT, 360 I.C.C. 60 (1979) and any other condition offered, volunteered or agreed to by Parent) that would materially and adversely affect Parent's reasonably anticipated financial benefits of the transactions contemplated by this Agreement to Parent and its stockholders; or

                (vi) the STB shall have issued a decision, other than a decision that constitutes a final unappealable order approving, exempting or otherwise authorizing consummation of the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, as may require such authorization, that, with respect to the transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of the Company and Parent), including the Merger, (A) requires or would require inclusion of any rail carriers or rail properties material to Parent or any of its Subsidiaries or (B) imposes or, if it were to become a final unappealable order, would impose on the Company, Merger Subsidiary, Parent or any of their respective Subsidiaries any other terms or conditions (including labor protective provisions, but excluding conditions heretofore imposed by the United States Interstate Commerce Commission in NEW YORK DOCK RAILWAY-CONTROL-BROOKLYN EASTERN DISTRICT, 360 I.C.C. 60 (1979) and any other condition offered, volunteered or agreed to by Parent) that would materially and adversely affect Parent's reasonably anticipated financial benefits of the transactions contemplated by this Agreement to Parent and its stockholders.

         Notwithstanding the foregoing, Parent shall forfeit its right to terminate this Agreement pursuant to a particular provision of this Agreement in respect of a particular action of the STB if it does not exercise the particular termination right within the applicable time period specified below:


TERMINATION PROVISION               APPLICABLE TIME PERIOD

Clause (A) of Section 10.01(c)(iv)  30 days after a public announcement by the
                                    STB to the effect specified in such clause.


Clause (B) of Section 10.01(c)(iv)  The later of (i) 30 days after the occurrence of the event specified in such clause and (ii) if Parent elects to file any new or supplemental application (which Parent may elect to do or not to do in its sole discretion), 30 days after the expiration of the later of (x) the comment period in respect of such application and
                                    (y) the period during which inconsistent applications may be filed.


Clause (C) of Section 10.01(c)(iv)  The later of (i) 30 days after the occurrence of the event specified in such clause and (ii) if Parent elects to file any new or supplemental application (which Parent may elect to do or not to do in its sole discretion), 30 days after the expiration of the later of (x) the comment period in respect of such application and
                                    (y) the period during which inconsistent applications may be filed.


Clause (D) of Section 10.01(c)(iv)  30 days after the expiration of the 180-day period specified in such clause.


Section 10.01(c)(v)                 30 days after public announcement by the STB
                                    of such a decision.


Section 10.01(c)(vi)                30 days after public announcement by the STB
                                    of such a decision, unless (i) the STB has been petitioned to reconsider such decision
                                    (in which case the termination right shall be forfeited 30 days after public announcement by the STB of its disposition of all such petitions) or (ii)

TERMINATION PROVISION               APPLICABLE TIME PERIOD

                                    Parent has determined to appeal the decision and such appeal is being pursued actively and in good faith by Parent (in which case the termination right shall be forfeited 30 days after the receipt of a final judicial determination in such appeal).


         It is understood and agreed that any forfeiture of any particular termination right as set forth above in respect of a particular STB action shall not affect (i) any other particular termination right of Parent or (ii) any termination right of Parent in respect of any other particular action by the STB.

          (d)   by the Company, if

             (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement or any event, circumstance, development set of circumstances or facts shall have occurred or exists such that the condition set forth in Section 9.03 is not capable of being satisfied by the End Date; or

             (ii) prior to the approval and adoption of this Agreement by the stockholders of the Company, if the Company or the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal, if the Board of Directors concludes in good faith, after consultation with outside counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duty under applicable law; PROVIDED that the right to terminate this Agreement pursuant to this
         Section 10.01(d)(ii) shall not be available to the Company unless (x) the Company has complied in all material respects with its obligations in Section 6.03 of this Agreement and (y) concurrently with such termination, the Company enters into a definitive agreement to effect the Acquisition Proposal referred to herein.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

         SECTION 10.02. EFFECT OF TERMINATION. Except as provided in Section 11.04, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, PROVIDED that, if such termination shall result from the intentional breach by either party of any provision of this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 8.07, 11.04, 11.06, 11.07 and
11.08 shall survive any termination hereof pursuant to Section 10.01.


                                   ARTICLE 11
                                  MISCELLANEOUS

         SECTION 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Parent or Merger Subsidiary, to:

                  Canadian National Railway Company
                  935 de la Gauchetiere Street West
                  Montreal, Quebec H3B 2M9
                  Attention: Paul M. Tellier
                  Fax: (514) 875-8703

         with a copy to:

                  Canadian National Railway Company
                  935 de la Gauchetiere Street West
                  Montreal, Quebec H3B 2M9
                  Attention: Sean Finn
                  Fax: (514) 399-4854

         and

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Attention: Winthrop B. Conrad, Jr.
                  Fax: (212) 450-4800
         if to the Company, to:

                  Wisconsin Central Transportation Corporation
                  Suite 9000
                  6250 North River Road
                  Rosemont, Illinois 60018
                  Attention: Thomas F. Power, Jr.
                  Fax: (847) 318-4628

         with a copy to:

                  McLachlan, Rissman & Doll
                  676 N. Michigan Avenue
                  Ste. 2800
                  Chicago, IL 60611
                  Attention: Thomas W. Rissman
                  Fax: (312) 266-3330

         and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY 10004
                  Attention: Joseph B. Frumkin
                  Fax: (212) 558-3588

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.01, 7.02, 7.04,
8.07, 10.02, 11.04, 11.05, 11.06, 11.07, 11.08, 11.10 and 11.14.

         SECTION 11.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, PROVIDED that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall be made that requires further approval by the stockholders of the Company pursuant to Delaware law without the further approval of such stockholders.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

         SECTION 11.04. EXPENSES. (a) Except as otherwise provided in this
Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b) If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) a fee of $24 million within one Business Day of the occurrence of the Company Payment Event (if this Agreement is terminated by Parent) or concurrently with the occurrence of the Company Payment Event (if this Agreement is terminated by the Company). If the Company is or becomes obligated to pay the fee contemplated by the immediately preceding sentence, the right of Parent to receive such fee shall be Parent's sole remedy in respect of the Company Payment Event except for any intentional breach of this Agreement.

         "COMPANY PAYMENT EVENT" means any of (x) the termination of this Agreement pursuant to any of Section 10.01(c)(ii), Section 10.01(c)(iii) or
Section 10.01(d)(ii) or (y) an Acquisition Proposal shall have been made to the Company or shall have been made directly to the Company's stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter (A) the Company's stockholders do not approve and adopt this Agreement at the Company Stockholder Meeting and (B) this Agreement is terminated by either the Company or Parent.

          (c) If a Parent Payment Event (as hereinafter defined) occurs, Parent shall pay to the Company (by wire transfer of immediately available funds) a fee of $24 million concurrently with the occurrence of the Parent Payment Event. If Parent is or becomes obligated to pay the fee contemplated by the immediately preceding sentence, the right of the Company to receive such fee shall be the Company's sole remedy in respect of the Parent Payment Event except for any intentional beach of this Agreement.

         "PARENT PAYMENT EVENT" means the termination of this Agreement by Parent pursuant to clause (v) or (vi) of Section 10.01(c) or a determination by Parent not to consummate the Merger based solely upon Section 9.02(b).

         SECTION 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their direct or indirect wholly-owned Subsidiaries, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

         SECTION 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state.

         SECTION 11.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 11.09. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 11.10. NO THIRD PARTY BENEFICIARIES. (a) Except as provided in
Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          (b) It is understood and agreed that (i) if any Indemnified Person shall institute and prevail in any proceedings against Parent in respect of a breach by Parent of its covenants and agreements contained in Section 7.02 hereof, Parent shall pay the reasonable expenses of such Indemnified Person (including reasonable attorney's fees) incurred in connection with such proceeding to the fullest extent authorized by applicable Law and (ii) if any such Indemnified Person shall institute any proceedings against Parent in respect of a breach by Parent of its covenants and agreements contained in
Section 7.02 hereof where the circumstances underlying the claim for indemnification arose during the period from the date hereof through the Effective Time, Parent shall be obligated to advance to such Indemnified Person the reasonable expenses of such Indemnified Person (including reasonable attorney's fees) incurred in connection with such proceeding as such expenses are incurred subject to the obligation of such Indemnified Person to reimburse such expenses to Parent if such Indemnified Person does not prevail in such proceedings.

         SECTION 11.11. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

         SECTION 11.12. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 11.13. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 11.14. GUARANTEE OF MERGER SUBSIDIARY. Parent unconditionally and irrevocably guarantees the performance by Merger Subsidiary of its obligations set forth in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       WISCONSIN CENTRAL
                                       TRANSPORTATION CORPORATION


                                       By:    /s/ Thomas F. Power, Jr.
                                              -------------------------------
                                              Thomas F. Power, Jr.
                                              President and Chief Executive
                                              Officer


                                       CANADIAN NATIONAL RAILWAY
                                       COMPANY


                                       By:    /s/ Paul M. Tellier
                                              -------------------------------
                                              Paul M. Tellier
                                              President and Chief Executive
                                              Officer


                                       WC MERGER SUB, INC.


                                       By:    /s/ Paul M. Tellier
                                              -------------------------------
                                              Paul M. Tellier
                                              President and Chief Executive
                                              Officer

                                   APPENDIX B


                         OPINION OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000






PERSONAL AND CONFIDENTIAL
-------------------------



January 29, 2001



Board of Directors
Wisconsin Central Transportation Corporation
One O'Hare Centre
6250 North River Road
Suite 9000
Chicago, Illinois 60018


Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Wisconsin Central Transportation Corporation (the "Company") of the $17.15 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 29, 2001 (the "Agreement"), among Canadian National Railway Corporation ("Buyer"), WC Merger Sub, Inc., an indirect wholly-owned subsidiary of Buyer, and the Company.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as a managing underwriter of a public offering of American Depository Receipts of Tranz Rail Holdings Limited, a transportation provider in New Zealand in which the Company currently controls 24% of the fully diluted ownership, in March 1997 and a public offering of the Company's 6.625% Notes due 2008 in April 1998; having acted as the Company's advisor with respect to the consent solicitation completed in January 2001; and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. As of the date hereof, an affiliate of Goldman Sachs owned, on a fully-diluted basis, 7% of the share capital of English Welsh and Scottish Railway Holdings Limited, a transportation provider in the United Kingdom in which the Company controls 37% of the

Wisconsin Central Transportation Corporation
January 29, 2001
Page 2







fully-diluted share capital. We also have provided certain investment banking services to Buyer from time to time, including having acted as a financial advisor in Buyer's acquisition of Illinois Central Corporation in June 1998, and as a managing underwriter of a public offering of common stock of Buyer in June 1999 and a public offering of 5.25% convertible preferred stock of Buyer in June 1999. Goldman, Sachs & Co. may provide investment banking services to Buyer and its subsidiaries in the future. Michael Armellino, a Senior Director of Goldman, Sachs & Co., is a director of Buyer. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including positions in derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the railroad industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Wisconsin Central Transportation Corporation
January 29, 2001
Page 3







Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $17.15 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,




/s/ Goldman, Sachs & Co.
---------------------------
    GOLDMAN, SACHS & CO.

                                   APPENDIX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS. -

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         1. Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         2. Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         3. In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)      Appraisal rights shall be perfected as follows:

         1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         2.       If the merger or consolidation was approved pursuant to
                  Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
                  (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
         (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection
         (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98. Eff. 7-1-98.)

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                         SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON APRIL 4, 2001.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Thomas F. Power, Jr., Robert H. Wheeler and Thomas W. Rissman, and each of them, attorneys and proxies, with full power of substitution, to vote all of the shares of stock of Wisconsin Central Transportation Corporation ("Wisconsin Central") held by the undersigned, at the Special Meeting of Stockholders of Wisconsin Central to be held on April 4,
2001 at The Forum, Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue,
Rosemont, Illinois 60018 and any adjournment(s) or postponement(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon all matters as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

         This proxy is to be voted as directed on the reverse side of this card. IN THE ABSENCE OF SPECIFIC DIRECTION, THE PROXIES WILL VOTE THE SHARES OF THE PERSON WHO SIGNS THE REVERSE SIDE OF THIS PROXY (1) FOR PROPOSAL 1 - APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (2) IN THEIR DISCRETION ON ANY OTHER MATTERS THAT
MAY PROPERLY COME BEFORE THE MEETING.

         Please sign and date this proxy on the reverse side and mail it promptly in the enclosed envelope. You may also vote by telephone or via the Internet. To do so, please refer to the instructions on this card. If you do not provide voting instructions or attend the meeting and vote by ballot, your shares will not be voted.


               (Continued and to be signed on the reverse side)

                     Vote by Telephone

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:

1.       Read the accompanying Proxy Statement and Proxy
         Card.

2.       Call the Toll-free number 1-877-PRX-VOTE
         (1-877-779-8683).

3.       Enter your 14-digit Control Number located on your
         Proxy Card above your name.

4.       Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime before 12:00 midnight, Eastern Time, on April 3, 2001.


                     Vote by Internet

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.       Read the accompanying Proxy Statement and Proxy
         Card.

2.       Go to the Website http://www.eproxyvote.com/wclx

3. Enter your 14-digit Control Number located on your Proxy Card above your name.

4.       Follow the instructions provided.

Your vote is important!

Go to http://www.eproxyvote.com/wclx anytime before
12:00 midnight, Eastern Time, on April 3, 2001.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

                        THANK YOU FOR VOTING

/X/ Please mark votes as in this example.


                      THE BOARD OF DIRECTORS UNANIMOUSLY
                      RECOMMENDS A VOTE "FOR" PROPOSAL 1.

         1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 29, 2001, by and among Wisconsin Central Transportation Corporation, Canadian National Railway Company and WC Merger Sub, Inc. and the transactions contemplated thereby.

                 / / FOR          / / AGAINST         / / ABSTAIN


                                        / / MARK HERE IF YOU PLAN TO ATTEND THE
                                        MEETING

                                        / / MARK HERE FOR ADDRESS CHANGE AND
                                        NOTE AT LEFT

                                        PLEASE SIGN AND DATE THIS PROXY AND
                                        MAIL IT PROMPTLY WHETHER OR NOT YOU
                                        PLAN TO ATTEND THE MEETING.

                                        The undersigned hereby acknowledges
                                        receipt of the notice of the special
                                        meeting and the proxy statement.

                                        Please sign exactly as your name appears on this card. Joint owners should both sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.



Signature: _____________ Date: ________ Signature: _____________ Date: ________